Exhibit 10.29.1

DEFINITIVE AGREEMENT

Deal CUSIP: 45384NAA8

Revolving Loan CUSIP: 45384NAB6

CREDIT AGREEMENT

DATED AS OF JULY 22, 2015

AMONG

INDEPENDENT BANK GROUP, INC.,

THE LENDERS,

U.S. BANK NATIONAL ASSOCIATION,

AS ADMINISTRATIVE AGENT

AND

U.S. BANK NATIONAL ASSOCIATION,

AS SOLE LEAD ARRANGER AND BOOK RUNNER

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5.6	Absence of Litigation	31
5.7	Accuracy of Information	31
5.8	Ownership of Property	31
5.9	Federal Reserve Regulations	32
5.10	ERISA	32
5.11	Places of Business	32
5.12	Other Names	32
5.13	Not an Investment Company	32
5.14	No Defaults	32
5.15	Environmental Laws	33
5.16	Labor Matters	33
5.17	Restricted Payments	33
5.18	Solvency	33
5.19	Bank Holding Company	34
5.20	FDIC Insurance	34
5.21	Investigations	34
5.22	Anti-Corruption Laws; OFAC; Anti-Terrorism Laws	34

ARTICLE VI COVENANTS		34

6.1	Corporate Existence; Compliance With Laws; Maintenance of Business; Taxes	34
6.2	Maintenance of Property; Insurance	35
6.3	Financial Statements; Notices	35
6.4	Inspection of Property and Records	37
6.5	Use of Proceeds	37
6.6	Comply With, Pay and Discharge All Notes, Mortgages, Deeds of Trust and Leases	38
6.7	Environmental Compliance	38
6.8	Fees and Costs	39
6.9	Financial Covenants	40
6.10	Revolving Loans Resting Period	40
6.11	OFAC, PATRIOT Act, Anti-Corruption Laws Compliance	40

ARTICLE VII NEGATIVE COVENANTS		41

7.1	Change of Control; Consolidation, Merger, Acquisitions, Etc.	41
7.2	Holding Company Indebtedness	41
7.3	Liens; Negative Pledges	41
7.4	Dividend; Distributions	41
7.5	Loans; Investments	42
7.6	Compliance with ERISA	42
7.7	Affiliates	42
7.8	Prepayment or Redemption of Subordinated Indebtedness	42

ARTICLE VIII DEFAULTS		43

8.1	Events of Default Defined	43

ARTICLE IX ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		45

9.1	Acceleration; Remedies	45
9.2	Application of Funds	45
9.3	Amendments	46
9.4	Preservation of Rights	46

ARTICLE X GENERAL PROVISIONS		47

10.1	Survival of Representations	47
10.2	Governmental Regulation	47
10.3	Headings	47
10.4	Entire Agreement	47
10.5	Several Obligations; Benefits of this Agreement	47
10.6	Expenses; Indemnification	47
10.7	Numbers of Documents	48
10.8	Accounting and Financial Determinations	48
10.9	Severability of Provisions	49
10.10	Nonliability of Lenders	49
10.11	Confidentiality	50
10.12	Nonreliance	50
10.13	Disclosure	50
10.14	USA PATRIOT Act Notification	50

ARTICLE XI THE ADMINISTRATIVE AGENT		51

11.1	Appointment; Nature of Relationship	51
11.2	Powers	51
11.3	General Immunity	51
11.4	No Responsibility for Revolving Loans, Recitals, Etc.	51
11.5	Action on Instructions of Lenders	52
11.6	Employment of Administrative Agents and Counsel	52
11.7	Reliance on Documents; Counsel	52
11.8	Administrative Agent’s Reimbursement and Indemnification	52
11.9	Notice of Event of Default	53
11.10	Rights as a Lender	53
11.11	Lender Credit Decision, Legal Representation	53
11.12	Successor Administrative Agent	54
11.13	Delegation to Affiliates	55
11.14	Negative Pledge Agreement	55
11.15	No Advisory or Fiduciary Responsibility	55

ARTICLE XII SETOFF; RATABLE PAYMENTS		55

12.1	Setoff	55
12.2	Ratable Payments	56

ARTICLE XIII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		56

13.1	Successors and Assigns	56
13.2	Participations	57
13.3	Assignments	58

ARTICLE XIV NOTICES		60

14.1	Notices; Effectiveness; Electronic Communication	60

ARTICLE XV COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION		61

15.1	Counterparts; Effectiveness	61
15.2	Electronic Execution of Assignments	61

ARTICLE XVI CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		62
16.1	Choice of Law	62
16.2	Consent to Jurisdiction	62
16.3	Waiver of Jury Trial	62

SCHEDULES
Schedule 1 - Commitments

Schedule 5.1 – Subsidiaries

Schedule 5.12 – Other Names

EXHIBITS

Exhibit A – Form of Negative Pledge Agreement

Exhibit B – Form of Loan Request

Exhibit C – Form of Revolving Credit Note

Exhibit D – Form of Assignment and Assumption Agreement

Exhibit E – Form of Compliance Certificate

Exhibit F – Form of Notice of Authorized Borrowers

Exhibit G – Form of Authority to Debit Account

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CREDIT AGREEMENT

This Credit Agreement (the “Agreement”), dated as of July 22, 2015, is among INDEPENDENT BANK GROUP, INC., the Lenders and U.S. Bank National Association, a national banking association, as Administrative Agent. The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement:

“Administrative Agent” means U.S. Bank in its capacity as contractual representative of the Lenders pursuant to Article XI, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article XI.

“Advance” means a borrowing of Revolving Loans.

“Affected Lender” is defined in Section 2.16.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person, including, without limitation, such Person’s Subsidiaries. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Aggregate Commitment” means the aggregate amount of the Commitments of all the Lenders. As of the date of this Agreement, the Aggregate Commitment is $50,000,000.

“Agreement” means this Credit Agreement, as it may be amended or modified and in effect from time to time.

“Anti-Corruption Laws” means all laws of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means U.S. Bank, and its successors, in its capacity as Sole Lead Arranger and Book Runner.

“Authority to Debit Account” means the Authority to Debit Account to be executed by the Borrower and delivered to the Administrative Agent, substantially in the form of Exhibit G.

“Authorized Officer” means any authorized officer set forth in a duly completed Notice of Authorized Borrowers delivered by the Borrower to the Administrative Agent, as in effect from time to time.

“Available Aggregate Commitment” means, at any time, the Aggregate Commitment in effect at such time minus the aggregate principal amount of the Revolving Loans outstanding at such time.

“Average Daily Principal Balance” means, for any Fiscal Quarter (or portion thereof), the average daily principal balance of the Revolving Loans outstanding during such Fiscal Quarter (or portion thereof).

“Bank Subsidiary” means Independent Bank, and any Person which is now or hereafter an “insured depository institution” within the meaning of 12 U.S.C. Section 1831(c), as amended, and which is now or hereafter “controlled” by the Borrower within the meaning of 12 U.S.C. Section 1841(a), as amended.

“Borrower” means Independent Bank Group, Inc., a Texas corporation and a registered bank holding company, and its successors and assigns.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Business Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.

“Cash Management Services” means any banking services that are provided to the Borrower or any Subsidiary by the Administrative Agent, any Lender or any Affiliate of any of the foregoing, including without limitation: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) stored value cards, (f) automated clearing house or wire transfer services, or (g) treasury management, including controlled disbursement, consolidated account, lockbox, overdraft, return items, sweep and interstate depository network services.

“Change of Control” means (a) the acquisition by any Person, or two (2) or more Persons acting in concert, of the beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 10% or more of the outstanding shares of voting ownership interests of the Borrower, or (b) the lease, sale or transfer or other disposition of all or substantially all of the assets of the Borrower or any Bank Subsidiary in one or a series of transactions to any Person, or two (2) or more Persons acting in concert. “Change of Control” shall not include, however, any of the foregoing transactions among Subsidiaries of the Borrower.

“Change in Law” means the adoption of or change in any law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof by any Governmental or quasi-Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, including, notwithstanding the foregoing, all requests, rules, guidelines or directives (x) in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for

International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, in each case of clauses (x) and (y), regardless of the date enacted, adopted, issued, promulgated or implemented, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” means all of the Property, if any, granted to the Lender as collateral under the Loan Documents, if any.

“Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans to the Borrower as set forth on Schedule 1, as it may be modified (i) as a result of any assignment that has become effective pursuant to Section 13.3(c), or (ii) otherwise from time to time pursuant to the terms hereof. As of the date of this Agreement, the aggregate amount of the Lenders’ Commitments is $50,000,000.

“Commitment Fee Percentage” means 0.30%.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Consolidated Bank Subsidiaries” means the Bank Subsidiaries on a consolidated basis.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Revolving Loans within two (2) Business Days after the date such Revolving Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or waived, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days after the date when due, (b) has notified the Borrower and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Revolving Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied),

(c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets (other than an Undisclosed Administration), including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Deposits” is defined in Section 12.1.

“Dollar” and “$” means the lawful currency of the United States of America.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval system of the United States Securities and Exchange Commission.

“Eligible Assignee” means any Person except a natural Person, the Borrower, any of the Borrower’s Affiliates or Subsidiaries or any Defaulting Lender or any of its Subsidiaries; provided that such Person is in the business of making or purchasing commercial loans similar to the Revolving Loans and has total assets in excess of $500,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such Person in its jurisdiction of organization.

“Employee Plan” means any savings, profit sharing, or retirement plan or any deferred compensation contract or other plan maintained for employees of the Borrower or its Subsidiaries and covered by Title IV of ERISA, including any “multiemployer plan” as defined in ERISA.

“Environmental Law” means any local, state or federal law or other statute, law, ordinance, rule, code, regulation, decree or order, presently in effect or hereafter enacted, promulgated or implemented governing, regulating or imposing liability or standards of conduct concerning the use, treatment, generation, storage, disposal, discharge or other handling or release of any Hazardous Substance.

“Environmental Liability” means all liability arising under, resulting from or imposed by any Environmental Law and all liability imposed under common law with respect to the use, treatment, generation, storage, disposal, discharge or other handling or release of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“Event of Default” is defined in Article VIII.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, (i) Taxes imposed on its overall net income, franchise Taxes, and branch profits Taxes imposed on it, by the respective jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or is organized or in which its principal executive office is located or, in the case of a Lender, in which such Lender’s applicable Lending Installation is located, (ii) in the case of a Non-U.S. Lender, any withholding tax that is imposed on amounts payable to such Non-U.S. Lender pursuant to the laws in effect at the time such Non-U.S. Lender becomes a party to this Agreement or designates a new Lending Installation, except in each case to the extent that, pursuant to Section 3.4(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Installation, or is attributable to the Non-U.S. Lender’s failure to comply with Section 3.4(f), and (iii) any U.S. federal withholding taxes imposed by FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.

“FDIC” means the Federal Deposit Insurance Corporation and any successor thereof.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the greater of (a) zero percent (0.0%) and (b) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m., New York City time on such day on such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Fee Letter” means the Senior Credit Facility Fee Letter of even date herewith from U.S. Bank National Association to, and accepted and agreed to by, the Borrower.

“Fiscal Quarter” means any of the quarterly accounting periods of the Borrower, ending on the last day of March, June, September and December of each calendar year.

“Fitch” means Fitch, Inc.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board and the Securities and Exchange Commission acting through appropriate boards or committees thereof for all periods so as to properly reflect the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervisory Practices or any successor or similar authority to any of the foregoing).

“Guaranteed Loan Amount” means, as of any date and with respect to each Bank Subsidiary, 100% of the aggregate principal amount set forth in (a) Columns B and C of item 11.f. on Schedule RC-N of the quarterly Consolidated Reports of Condition and Income for A Bank with Domestic Offices Only – Federal Financial Institution Examination Counsel Form 041 most recently filed by such Bank Subsidiary with the appropriate Regulatory Authorities or (b) items PD940 and PD1040 on Schedule PD of the quarterly Thrift Financial Report most recently filed by such Bank Subsidiary with the appropriate Regulatory Authorities, as applicable.

“Guaranteed OREO Amount” means, as of any date and with respect to each Bank Subsidiary, 100% of the aggregate principal amount set forth in (a) item 13.b.7 on Schedule RC-M of the quarterly Consolidated Reports of Condition and Income for A Bank with Domestic Offices Only – Federal Financial Institution Examination Counsel Form 041 most recently filed by such Bank Subsidiary with the appropriate Regulatory Authorities or (b) item SI795 on Schedule SI of the quarterly Thrift Financial Report most recently filed by such Bank Subsidiary with the appropriate Regulatory Authorities, as applicable.

“Hazardous Substance” means any pollutant, contaminant, waste, or toxic or hazardous chemicals, wastes or substances, including asbestos, urea formaldehyde insulation, petroleum, PCB’s, air pollutants, water pollutants, and other substances defined as hazardous or toxic in, or subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9061 et seq., Hazardous Substances Transportation Act, 49 U.S.C. § 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Toxic Substance Control Act of 1976, as amended, 15 U.S.C. § 2601 et seq., the Solid Waste Disposal Act, 42 U.S.C. § 3251 et seq., the Clean Air Act, 42 U.S.C. § 1857 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., Emergency Planning and

Community Right to Know Act, 42 U.S.C. § 11001, et seq., or any other statute, rule, regulation or order of any Governmental Authority having jurisdiction over the control of such wastes or substances, including without limitation the United States Environmental Protection Agency, the United States Nuclear Regulatory Agency, and any applicable state department or county department of health or similar entity.

“Highest Lawful Rate” means, on any day, the maximum non-usurious rate of interest permitted for that day by applicable federal or state law stated as a rate per annum.

“Holding Company Indebtedness” means all (a) indebtedness of the Borrower for borrowed money; (b) indebtedness for the deferred purchase price of property or services for which the Borrower is liable, contingently or otherwise, as obligor, guarantor or otherwise; (c) commitments by which the Borrower assures a creditor against loss, including contingent reimbursement obligations of the Borrower with respect to letters of credit; (d) obligations of the Borrower which are evidenced by notes, acceptances or other instruments; (e) indebtedness guaranteed in any manner by the Borrower, including guaranties in the form of an agreement to repurchase or reimburse; (f) obligations of the Borrower under leases which are or should be, in accordance with GAAP, recorded as capital leases for which obligations the Borrower is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations the Borrower assures a creditor against loss; (g) unfunded obligations of the Borrower to any Employee Plan; (h) liabilities secured by any Lien on any Property owned by the Borrower even though it has not assumed or otherwise become liable for the payment thereof; and (i) other liabilities or obligations of the Borrower which would, in accordance with GAAP, be included on the liability portion of a balance sheet; provided that Holding Company Indebtedness shall not include any liabilities incurred by the Borrower in the ordinary course of business (including any such liabilities arising under interest rate management transactions or other financial contracts that are entered into in the ordinary course of business that are non-speculative in nature) and other liabilities which do not exceed $1,000,000.

“Indebtedness” means all (a) indebtedness of the Borrower or a Subsidiary for borrowed money; (b) indebtedness for the deferred purchase price of property or services for which the Borrower or a Subsidiary is liable, contingently or otherwise, as obligor, guarantor or otherwise; (c) commitments by which the Borrower or a Subsidiary assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit; (d) obligations of the Borrower or a Subsidiary which are evidenced by notes, acceptances or other instruments; (e) indebtedness guaranteed in any manner by the Borrower or a Subsidiary, including guaranties in the form of an agreement to repurchase or reimburse; (f) obligations under leases which are or should be, in accordance with GAAP, recorded as capital leases for which obligations the Borrower or a Subsidiary is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations the Borrower or a Subsidiary assures a creditor against loss; (g) unfunded obligations of the Borrower or a Subsidiary to any Employee Plan; (h) liabilities secured by any Lien on any Property owned by the Borrower or any Subsidiary even though it has not assumed or otherwise become liable for the payment thereof; and (i) other liabilities or obligations of the Borrower and its Subsidiaries which would, in accordance with GAAP, be included on the liability portion of a balance sheet; provided that Indebtedness shall not include any liabilities incurred by the Borrower in the ordinary course of business (including any such liabilities arising under interest rate management transactions or other financial contracts that are entered into in the ordinary course of business that are non-speculative in nature) and other liabilities which do not exceed) which do not exceed $1,000,000.

“Indemnified Taxes” means Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, other than Excluded Taxes and Other Taxes.

“Independent Bank” means Independent Bank, a Texas state chartered bank.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof (in the case of the Administrative Agent) or on its Administrative Questionnaire (in the case of a Lender) or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.14.

“LIBOR Loan” means each Revolving Loan to the extent the LIBOR Rate is the base rate of interest for such Revolving Loan under this Agreement.

“LIBOR Rate” means an annual rate equal to 2.50% plus the greater of (a) zero percent (0.0%) and (b) the one-month LIBOR rate quoted by the Administrative Agent from Reuters Screen LIBOR01 Page or any successor thereto, which shall be that one-month LIBOR rate in effect two Business Days prior to the Reprice Date, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate to be reset monthly on each Reprice Date. If the initial Advance occurs other than on the Reprice Date, the initial one-month LIBOR rate shall be that one-month LIBOR rate in effect two Business Days prior to the date of the initial advance, which rate plus the percentage described above shall be in effect until the next Reprice Date. The Administrative Agent’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

“Lien” means any mortgage, pledge, hypothecation, assignment, collateral deposit arrangement, encumbrance, lien (statutory or other), deed of trust, charge, preference, priority, security interest or other security agreement or preferential arrangement of any kind or nature whatsoever including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction.

“Liquid Assets” means, with respect to the Borrower (on a non-consolidated basis), cash, reserves, and U.S. treasury securities or agency securities having a maturity no longer than one year after the date of issuance and rated at least AA+ by S&P and Fitch and Aa1 by Moody’s, in each case held by the Borrower or maintained for the account of the Borrower at any member bank of the U.S. Federal Reserve System.

“Loan Documents” means this Agreement and the Related Documents.

“Loan Loss Reserves” means, with respect to any Bank Subsidiary as at any date of determination, the loan loss reserves of such Bank Subsidiary and its consolidated Subsidiaries on a consolidated basis as of such date.

“Loan Request” is defined in Section 2.6.

“Material” means having or relating to meaningful consequences, and for purposes of this Agreement shall be determined reasonably in light of the facts and circumstances of the matter in question. The term “Materially” shall have a correlative meaning.

“Material Adverse Effect” means (a) a Default, (b) a Materially adverse change in the business, Property, operations, prospects or condition (financial or otherwise) of the Borrower or any Bank Subsidiary, (c) the termination of any Material agreement to which the Borrower or any Subsidiary is a party which would have a Material adverse effect on the Borrower or any Bank Subsidiary, (d) any Material impairment of the right to carry on the business as now or proposed to be conducted by the Borrower or any Subsidiary, which would have a Material effect on the Borrower or any Bank Subsidiary, or (e) any Material impairment of the ability of the Borrower to perform the Obligations under this Agreement or the Borrower or any Subsidiary under any Related Document to which it is a party. A Material Adverse Effect shall be deemed to have occurred if the cumulative effect of an individual event and all other than existing events would result in a Material Adverse Effect.

“Moody’s” means Moody’s Investors Service, Inc.

“Negative Pledge Agreement” means the Negative Pledge Agreement, in the form of Exhibit A hereto, by and between the Borrower and the Administrative Agent for the benefit of the Lenders, as amended, supplemented, modified, extended or restated from time to time, pursuant to which the Borrower shall agree not to pledge or grant a lien on the stock of any Bank Subsidiary to any Person.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-U.S. Lender” means a Lender that is not a United States person as defined in Section 8701(a)(30) of the Code.

“Non-Performing Asset Amount” means, with respect to any Bank Subsidiary at any time, the sum of all Non-Performing Loans plus OREO minus Guaranteed OREO Amount of such Bank Subsidiary at such time.

“Non-Performing Loans” means, with respect to any Bank Subsidiary at any time, the aggregate principal amount (including any capitalized interest) of all nonaccruing loans of such Bank Subsidiary plus the aggregate principal amount of all loans of such Bank Subsidiary that are ninety (90) days or more past due and still accruing minus the Guaranteed Loan Amount of such Bank Subsidiary, in each case at such time.

“Notice of Authorized Borrowers” means the Notice of Authorized Borrowers to be executed by the Borrower and delivered to the Administrative Agent, substantially in the form of Exhibit F.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Revolving Loans, all obligations in connection with Cash Management Services, all Rate Management Obligations provided to the Borrower or any Subsidiary by the Administrative Agent or any Lender or any Affiliate of any of the foregoing, all accrued and unpaid fees, and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Administrative Agent or to any Lender, or any indemnified party arising under the Loan Documents; provided, that obligations in respect of Cash Management Services and Rate Management Obligations shall only constitute “Obligations” if owed to the Administrative Agent or if the Administrative Agent shall have received notice from the relevant Lender not later than sixty (60) days after such Cash Management Services or Rate Management Obligations have been provided.

“OCC” means the Office of the Comptroller of the Currency and any successor thereof.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“OREO” means, of any Bank Subsidiary, all real estate other than premises owned or controlled by such Bank Subsidiary and its consolidated Subsidiaries and direct and indirect investments of such Bank Subsidiary and Subsidiaries in real estate ventures, in each case to the extent included in OREO Amount.

“OREO Amount” means, of each Bank Subsidiary as of any date of determination, 100% of the aggregate principal amount set forth in item 3.f. on Schedule RC-M of the quarterly Consolidated Reports of Condition and Income for A Bank with Domestic Offices Only – Federal Financial Institution Examination Counsel Form 041 most recently filed by such Bank Subsidiary with the appropriate Regulatory Authorities.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Participant” is defined in Section 13.2(a).

“Participant Register” is defined in Section 13.2(c).

“PATRIOT Act” means USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.

“Payment Date” means the first day of each month, provided, that if such day is not a Business Day, the Payment Date shall be the immediately preceding Business Day.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, and any successor thereof.

“Permitted Liens” means: (a) Liens for Taxes, assessments, or governmental charges, carriers’, warehousemen’s, repairmen’s, mechanics’, materialmen’s and other like Liens, which are either not delinquent or are being contested in good faith by appropriate proceedings which will prevent foreclosure of such Liens, and against which adequate cash reserves have been provided; (b) easements, restrictions, minor title irregularities and similar matters which have no Material adverse impact upon the ownership and use of the affected Property; (c) Liens or deposits in connection with worker’s compensation, unemployment insurance, social security or other insurance or to secure customs duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids, other than contracts for the payment of money borrowed, or deposits required by law as a condition to the transaction of business or other Liens or deposits of a like nature made in the ordinary course of business; (d) Liens in favor of the Administrative Agent for the benefit of the Lenders pursuant to the Loan Documents; (e) Liens evidenced by conditional sales, purchase money mortgages or other title retention agreements on machinery and equipment (acquired in the ordinary course of business and otherwise permitted to be acquired hereunder) which are created at the time of the acquisition of Property solely for the purposes of securing the Indebtedness incurred to finance the cost of such Property, provided no such Lien shall extend to any Property other than the Property so acquired and identifiable proceeds; (f) government deposit security pledges; (g) liens and pledges made in connection with repurchase agreements entered into by any Bank Subsidiary; (h) Liens existing on any asset of any Person at the time such Person is acquired by or is combined with any of the Borrower’s Subsidiaries, provided the Lien was not created in contemplation of that event; (i) Liens on Property required by Regulation W promulgated by the Federal Reserve System; (j) Liens in the ordinary course of business in favor of any Federal Reserve Bank or the United States Treasury; (k) Liens in the ordinary course of business in favor of any Federal Home Loan Bank; (l) Liens not otherwise permitted by the foregoing clauses of this definition securing Indebtedness (other than indebtedness represented by the Revolving Credit Notes) in an aggregate principal amount at any time outstanding not to exceed $50,000,000; (m) Liens incidental to the conduct of business or ownership of Property of any of the Borrower’s Subsidiaries which do not in the aggregate Materially detract from the value of the Property of the Borrower’s Subsidiaries or Materially impair the use thereof in business operations; and (n) Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any of the foregoing Liens.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Prime Rate” means the interest rate publicly announced by U.S. Bank from time to time in Minneapolis, Minnesota (or any other bank that may serve as a successor administrative agent under the Loan Documents) as its prime rate for interest rate determinations, which is solely a reference rate and may be at, above or below the rate or rates at which U.S. Bank (or such other bank acting as successor administrative agent) lends to other Persons. Any change in the Prime Rate shall become effective as of the opening of business on the day on which such change is publicly announced by U.S. Bank (or such other bank acting as successor administrative agent).

“Prime Rate Advance” means an Advance which, except as otherwise provided in Section 2.8, bears interest at the Prime Rate.

“Property” means any interest of any Person of any kind in property or assets, whether real, personal, mixed, tangible or intangible, wherever located, and whether now owned or subsequently acquired or arising and in the products, proceeds, additions and accessions thereof or thereto.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment, provided, however, if all of the Commitments are terminated pursuant to the terms of this Agreement, then “Pro Rata Share” means the percentage obtained by dividing (a) the aggregate outstanding amount of such Lender’s Revolving Loans at such time by (b) the aggregate outstanding amount of all Revolving Loans at such time; and provided, further, that when a Defaulting Lender shall exist, “Pro Rata Share” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment (except that no Lender is required to fund or participate in Revolving Loans to the extent that, after giving effect thereto, the aggregate amount of its outstanding Revolving Loans would exceed the amount of its Commitment (determined as though no Defaulting Lender existed)).

“Purchasers” is defined in Section 13.3(a).

“Rate Management Obligations” means any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower or any Subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Register” is defined in Section 13.3(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Regulation W” means Regulation W of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors implementing Section 23A and 23B of the Federal Reserve Act.

“Regulatory Authority” means any state, federal or other Governmental Authority, agency or instrumentality, including the FDIC, the Federal Reserve Board, the OCC, Texas Department of Banking, and the Securities and Exchange Commission, responsible for the examination and oversight of the Borrower and each Bank Subsidiary.

“Related Documents” means the Revolving Credit Note, the Negative Pledge Agreement, and all other instruments, agreements, certificates, and other documents, now or in the future, executed by or on behalf of the Borrower, any Subsidiary or any guarantor in connection with the Agreement or any of the foregoing, any of the Obligations, or any of the transactions contemplated under the Agreement or any of the foregoing, all as amended, supplemented, modified or extended from time to time.

“Reports” is defined in Section 10.6(a).

“Reprice Date” means the first day of each month.

“Required Lenders” means Lenders in the aggregate having greater than 50% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding greater than 50% of the aggregate outstanding Revolving Loans; provided that, if at any time there shall be fewer than three Lenders, “Required Lenders” shall mean all Lenders; and provided further that, for so long as US Bank or Frost Bank shall be a Lender, the consent of US Bank or Frost Bank, as the case may be, shall be required with respect to any matter requiring the consent of the Required Lenders under this Agreement or the Related Documents. The Commitments and Revolving Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Requirements of Law” means as to any matter or Person, the Certificate or Articles of Incorporation and Bylaws or other organizational or governing documents of such Person, and any law (including any Environmental Law), ordinance, treaty, rule, regulation, order, decree, determination or other requirement having the force of law relating to such matter or Person and, where applicable, any interpretation thereof by any Governmental Authority.

“Restricted Payments” means (a) dividends or other distributions by the Borrower or any Subsidiary based upon the equity interests of the Borrower or any Subsidiary (except (i) dividends payable to the Borrower or any Subsidiary by any Subsidiary and (ii) dividends payable solely in equity interests of the Borrower), (b) any other distribution by the Borrower in respect of the equity interests of the Borrower, whether now or hereafter outstanding, either directly or indirectly, whether in cash or property or otherwise, and (c) payment of management fees by the Borrower or any Subsidiary to any Affiliate of the Borrower or any such Subsidiary, either directly or indirectly, whether in cash or property or otherwise (but excluding (i) management fees paid among the Borrower and its Subsidiaries in the ordinary course of business, (ii) fees paid by and among the Borrower and its Subsidiaries consistent with past practices, and (iii) payments by the Borrower and its Subsidiaries pursuant to the Borrower’s or such Subsidiaries’ Supplemental Executive Retirement Plans, provided such payments are consistent with past practices).

“Return on Average Assets” means, for the Consolidated Bank Subsidiaries as at the end Fiscal Quarter (or portion thereof), the quotient, expressed as a percentage, obtained by dividing the net income of the Consolidated Bank Subsidiaries for such Fiscal Quarter by the average total daily assets of the Consolidated Bank Subsidiaries during such Fiscal Quarter (or portion thereof).

“Revolving Credit Note” is defined in Section 2.10(d).

“Revolving Loans” has the meaning set forth in Section 2.1.

“Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States, including transition rules, and, in each case, any amendments to such regulations.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ ofac/sanctions/index.html, or as otherwise published from time to time.

“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/ enforcement/ofac/sdn/index.html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SBLF Preferred Stock” means senior perpetual noncumulative preferred stock (or equivalent securities) of the Borrower that is funded by the U.S. Treasury Department out of the Small Business Lending Fund established under the Small Business Jobs Act of 2010.

“Special Event” means, with respect to any subordinated indebtedness of the Borrower, the occurrence of any of the following: (a) a change or prospective change in law occurs that could prevent the Borrower from deducting interest payable on such subordinated indebtedness for U.S. federal income tax purposes; (b) an event that precludes such subordinated indebtedness from being recognized as Tier 2 capital for regulatory capital purposes; and (c) the Borrower is required to register as an investment company under the Investment Company Act of 1940, as amended.

“Stated Rate” is defined in Section 2.17.

“Subordinated Indebtedness” means Indebtedness of the Borrower that (a) is evidenced by bonds or notes, (b) at or before the time of issuance or distribution, is fully subordinated in right of payment to the Obligations and any instruments or securities issued in substitution of, or exchange for, all or any portion of the Obligations, (c) does not have the benefit of any obligation of any Person (whether as issuer, guarantor or otherwise), (d) is unsecured, (e) does not contain any financial covenants and does not contain any other terms which are more burdensome to the Borrower, this Agreement or the Related Documents, and (f) is not subject to optional or mandatory redemption or prepayment, except for optional redemption or prepayment in connection with the occurrence of a Special Event, and (g) does not mature prior to the date that is five (5) years after the date of its issuance.

“Subsidiary” means as to any Person, a Bank Subsidiary, a corporation, limited liability Borrower, partnership, association, joint venture or other entity of which shares of stock, membership interests or other voting interests having voting power (other than stock having such power only by reason of the happening of a contingency that has not occurred) sufficient to elect a majority of the board of directors or other managers of such entity are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, the term “Subsidiary” shall mean a Subsidiary of the Borrower and shall include all Bank Subsidiaries.

“swap” means any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, fees, assessments, charges or withholdings, and any and all liabilities with respect to the foregoing, including interest, additions to tax and penalties applicable thereto.

“Termination Date” means July 19, 2016 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Texas Ratio” means, of the Consolidated Bank Subsidiaries as at any date of determination, the ratio (expressed as a percentage rounded to two decimal places) of (a) the Non-Performing Asset Amount of the Consolidated Bank Subsidiaries to (b) (i) the aggregate amount of total equity capital of Borrower and its Subsidiaries as at such date of determination, plus (ii) the amount of Loan Loss Reserves as at such date of determination, minus (iii) the aggregate amount of all disallowed goodwill and other intangible assets of the Borrower and its Subsidiaries as at the date of determination.

“Total Risk-Based Capital Ratio” means the Total Risk-Based Capital Ratio determined in accordance with the rules and regulations of the appropriate Regulatory Authority as from time to time in effect, and any successor or other regulation or official interpretation of said Regulatory Authority relating thereto.

“Transferee” is defined in Section 13.3(e).

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect and codified in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Administrative Agent’s security interest in any Collateral for the benefit of the Lenders is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Undisclosed Administration” means in relation to a Lender the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“U.S. Bank” means U.S. Bank National Association, a national banking association, in its individual capacity, and its successors.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Except as otherwise expressly stated, each reference to an “Article”, “Section”, “Schedule”, or “Exhibit” shall be deemed to refer to an “Article”, “Section”, “Schedule”, or “Exhibit” of or to this Agreement, as applicable.

ARTICLE II

THE CREDITS

2.1 Commitment. From and including the date of this Agreement and prior to the Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make loans (“Revolving Loans”) to the Borrower, provided that, after giving effect to the making of each such Revolving Loan, (a) the aggregate outstanding amount of such Lender’s Revolving Loans shall not exceed its Commitment, and (b) the aggregate outstanding amount of the Revolving Loans shall not exceed the Aggregate Commitment. All Revolving Loans shall be made in Dollars. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow the Revolving Loans at any time prior to the Termination Date. Unless previously terminated, the Commitments shall terminate on the Termination Date.

2.2 Required Payments; Termination. If at any time (i) the aggregate amount of the outstanding Revolving Loans of any Lender exceeds the amount of such Lender’s Commitments, or (ii) the aggregate outstanding amount of the Revolving Loans exceeds the Aggregate Commitment, the Borrower shall immediately make a payment on the Revolving Loans sufficient to eliminate such excess. The outstanding Revolving Loans and all other unpaid Obligations under this Agreement and the Related Documents shall be paid in full by the Borrower on the Termination Date.

2.3 Ratable Revolving Loans. Each Advance hereunder shall consist of Revolving Loans made by the several Lenders ratably according to their Pro Rata Shares. Except as otherwise provided in Section 3.3, the Advances shall be LIBOR Loans.

2.4 Minimum Amount of Each Advance. Each Advance shall be in an amount equal to the lesser of (a) the minimum amount of $100,000 and incremental amounts in integral multiples of $100,000 and (b) the amount of the Available Aggregate Commitment.

2.5 Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Revolving Loans or Revolving Loans in a minimum aggregate amount of $100,000 and incremental amounts in integral multiples of $100,000, upon at least three (3) Business Days’ prior written notice to the Administrative Agent.

2.6 Method of Borrowing. The Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit B (a “Loan Request”) not later than 10:00 a.m. (New York City time) on the Borrowing Date of each Advance, two (2) Business Days before the Borrowing Date for such Advance, specifying:

(a) the Borrowing Date, which shall be a Business Day, of such Advance, and

(b) the aggregate amount of such Advance.

Not later than 12:00 noon (New York City time) on each Borrowing Date, each Lender shall make available its Revolving Loan or Revolving Loans in funds immediately available to the Administrative Agent at its address specified pursuant to Article XIV. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

2.7 Interest Rates. Prior to an Event of Default, and except as otherwise provided herein, each Revolving Loan shall bear interest on the unpaid principal balance before maturity (whether upon demand, acceleration, default or otherwise) at the rate per annum equal to the LIBOR Rate for each day such Revolving Loan shall be outstanding.

2.8 Rates Applicable After Event of Default. During the continuance of an Event of Default, the Required Lenders may, at their option, by notice from the Administrative Agent to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.3 requiring unanimous consent of the Lenders to changes in interest rates), declare that each Revolving Loan and the principal amount of each other Obligation shall bear interest at the rate of three percent (3%) per annum in excess of the applicable rates set forth in this Agreement. After an Event of Default has been waived, the interest rate applicable to the Revolving Loans (and any such Obligations) shall revert to the rates applicable prior to the occurrence of an Event of Default.

2.9 Method of Payment. All payments of the Obligations under this Agreement and the Related Documents shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIV, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 12:00 noon (New York

City time) on the date when due and shall (except as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with U.S. Bank for each payment of principal, interest, and fees as it becomes due hereunder.

2.10 Evidence of Indebtedness.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Revolving Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Revolving Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d) The Revolving Loans of each Lender may, at the request of a Lender, be evidenced by a promissory note substantially in the form of Exhibit C (each a “Revolving Credit Note”). Upon receipt of any such request, the Borrower shall prepare, execute and deliver to such Lender such a Revolving Credit Note or Revolving Credit Notes payable to the order of such Lender in such form. Thereafter, the Revolving Loans evidenced by such Revolving Credit Note or Revolving Credit Notes and interest thereon shall at all times (prior to any assignment pursuant to Section 13.3) be represented by one or more Revolving Credit Notes payable to the order of the payee named therein.

2.11 Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend Advances and to transfer funds based on telephonic notices made by any Person or Persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Loan Requests to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation (which may include e-mail) of each telephonic notice authenticated by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error. The parties agree to prepare appropriate documentation to correct any such error within ten (10) days after discovery by any party to this Agreement.

2.12 Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Advance shall be payable on each Payment Date, commencing with the first such Payment Date to occur after the date hereof and at the Termination Date. Interest accrued pursuant to Section 2.8 shall be payable on demand. Interest on all Advances and fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon (New York City time) at the place of payment. If any payment of principal of, or interest on, an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day.

2.13 Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Loan Request and repayment notice received by it hereunder.

2.14 Lending Installations. Each Lender may book its Revolving Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Revolving Loans and any Revolving Credit Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIV, designate replacement or additional Lending Installations through which Revolving Loans will be made by it and for whose account Revolving Loan payments are to be made.

2.15 Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Revolving Loan or (b) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (y) in the case of payment by a Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (z) in the case of payment by the Borrower, the interest rate applicable to the Revolving Loans.

2.16 Replacement of Lender. If the Borrower is required pursuant to Sections 3.1, 3.2 or 3.4 to make any additional payment to any Lender or if any Lender defaults in its obligation to make a Revolving Loan or declines to approve an amendment or waiver that is approved by the

Required Lenders or otherwise becomes a Defaulting Lender (any Lender so affected an “Affected Lender”), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Event of Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (a) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash at par the Revolving Loans and other Obligations due to the Affected Lender under this Agreement and the Related Documents pursuant to an assignment substantially in the form of Exhibit D and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 13.3 applicable to assignments, and (b) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.4.

2.17 Limitation of Interest. The Borrower, the Administrative Agent and the Lenders intend to strictly comply with all applicable laws, including applicable usury laws. Accordingly, the provisions of this Section 2.17 shall govern and control over every other provision of this Agreement and the Related Documents which conflicts or is inconsistent with this Section 2.17, even if such provision declares that it controls. As used in this Section 2.17, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of this Agreement. In no event shall the Borrower or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, (y) any interest in excess of the maximum amount of non-usurious interest permitted under the applicable laws (if any) of the United States or of any applicable state, or (z) total interest in excess of the amount which such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of this Agreement at the Highest Lawful Rate. On each day, if any, that the interest rate (the “Stated Rate”) called for under this Agreement or any Related Document exceeds the Highest Lawful Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Highest Lawful Rate for that day, and shall remain fixed at the Highest Lawful Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate as is imposed by this sentence. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Highest Lawful Rate when the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate. The daily interest rates to be used in calculating interest at the Highest Lawful Rate shall be determined by dividing the applicable Highest Lawful Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions contained in this Agreement and the Related Documents which directly or indirectly relate to interest shall ever be construed without reference to this Section 2.17, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Highest

Lawful Rate. If the term of any Revolving Loan or any other Obligation outstanding hereunder or under the Related Documents is shortened by reason of acceleration of maturity as a result of any Event of Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Borrower’s Obligations to such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

2.18 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.1 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, if so determined by the Administrative Agent, distributed to the Lenders other than the Defaulting Lender until the ratio of the amount of the outstanding Revolving Loans of such Lenders to the aggregate amount of the outstanding Revolving Loans of all Lenders equals such ratio immediately prior to the Defaulting Lender’s failure to fund any portion of any Revolving Loans; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Revolving Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (B) such Revolving Loans were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of such Defaulting Lender until such time as all Revolving Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. (A) No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

YIELD PROTECTION; TAXES

3.1 Yield Protection. If, after the date of this Agreement, there occurs any Change in Law which:

(a) subjects any Lender or any applicable Lending Installation or the Administrative Agent to any Taxes (other than with respect to Indemnified Taxes, Excluded Taxes, and Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to LIBOR Loans), or

(c) imposes any other condition (other than Taxes), cost or expense affecting this Agreement or the Revolving Loans made by such Lender or participation therein,

and the result of any of the foregoing is to increase the cost to such Person of making or maintaining its Revolving Loans or Commitment or to reduce the amount received by such Person in connection with such Revolving Loans or Commitment, then, within fifteen (15) days after demand by such Person, the Borrower shall pay such Person, as the case may be, such additional amount or amounts as will compensate such Person for such increased cost or reduction in amount received. Failure or delay on the part of any such Person to demand compensation pursuant to this Section 3.1 shall not constitute a waiver of such Person’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Person pursuant to this Section 3.1 for any increased costs or reductions suffered more than 270 days prior to the date that such Person notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Person’s intention to claim compensation therefor; provided further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.2 Changes in Capital Adequacy Regulations. If a Lender determines that the amount of capital or liquidity required or expected to be maintained by such Lender or any Lending Installation of such Lender, or any corporation or holding company controlling such Lender is increased as a result of (a) a Change in Law or (b) any change after the date of this Agreement in the Risk-Based Capital Guidelines, then, within fifteen (15) days after demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital or liquidity which such Lender determines is attributable to this Agreement, its outstanding Revolving Loans or its Commitment to make Revolving Loans, as the case may be, hereunder (after taking into account such Lender’s policies as to capital adequacy or liquidity), in each case that is attributable to such Change in Law or change in the Risk-Based Capital Guidelines, as applicable. Failure or delay on the part of such Lender to demand compensation pursuant to this Section 3.2 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender pursuant to this Section 3.2 for any shortfall suffered more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law or change in the Risk-Based Capital Guidelines giving rise to such shortfall and of such Lender’s intention to claim compensation therefor; provided further, that if the Change in Law or change in Risk-Based Capital Guidelines giving rise to such shortfall is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof

3.3 Availability of Types of Advances; Adequacy of Interest Rate. If the Administrative Agent or the Required Lenders determine that deposits of a type and maturity appropriate to match fund LIBOR Loans are not available to such Lenders in the relevant market or the Administrative Agent, in consultation with the Lenders, determines that the interest rate applicable to LIBOR Loans is not ascertainable or does not adequately and fairly reflect the cost of making or maintaining LIBOR Loans, then the Administrative Agent shall suspend the availability of LIBOR Loans and require any affected LIBOR Loans to be repaid or converted to Prime Rate Advances.

3.4 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.4) the applicable Lender or the Administrative Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Borrower shall indemnify the applicable Lender or the Administrative Agent, within fifteen (15) days after demand therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.4) payable or paid by such Lender or the Administrative Agent or required to be withheld or deducted from a payment to such Lender or the Administrative Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within fifteen (15) days after demand therefor, for (i) any Indemnified Taxes and Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and Other Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.2(c) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.4, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.4(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a United States Person for U.S. federal income Tax purposes shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Non-U.S. Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 981(c) of the Code, (x) a certificate to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 981(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 981(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 981(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8IMY or IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable.

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1571(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1571(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.4 (including by the payment of additional amounts pursuant to this Section 3.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.4 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 3.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.5 Selection of Lending Installation; Mitigation Obligations; Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Revolving Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.4 or to avoid the unavailability of LIBOR Loans under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2 or 3.4. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a LIBOR Loan shall be calculated as though each Lender funded its LIBOR Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR Rate applicable to such Revolving Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2 and 3.4 shall survive payment of the Obligations and termination of this Agreement.

3.6 Break-Funding Compensation. In the event any Lender shall incur any loss, cost, expense or premium (including any loss of profit or loss, cost, expense or premium incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by the Lender to fund or maintain LIBOR Loans or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to the Lender), as a result of any failure by the

Borrower to borrow any LIBOR Loan on the date specified in the applicable Loan Request given pursuant to this Agreement; then upon the demand of the Lender, the Borrower shall pay to the Lender such amount as will reimburse the Lender for such loss, cost, expense or premium. If the Lender requests such a reimbursement it shall provide the Borrower with a certificate setting forth the computation of the loss, cost, expense or premium giving rise to the request for reimbursement in reasonable detail and such certificate shall be deemed prima facie correct.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 Initial Advances. In addition to the terms and conditions set forth in Section 4.2, the obligation of the Lenders to make the initial Advance is conditioned on the Administrative Agent receiving, prior to or on the date of such Advance, each of the following items in form, detail and content reasonably satisfactory to the Administrative Agent, each Lender, and its counsel:

(a) a duly executed Revolving Credit Note for each Lender which has requested the same;

(b) a certificate of the secretary or an assistant secretary of the Borrower and each of its Subsidiaries (i) certifying an attached complete and correct copy of its bylaws; (ii) solely in the case of the Borrower, certifying an attached complete and correct copy of resolutions duly adopted by the Borrower’s board of directors which have not been amended since their adoption and remain in full force and effect, authorizing the execution, delivery and performance of this Agreement and the Related Documents to which it is a party; (iii) solely in the case of Independent Bank, certifying an attached copy of its certificate of formation, and in the case of the Borrower and each other Subsidiary, certifying that the articles of incorporation or charter attached to the applicable certificate of the Office of the Secretary of State of incorporation delivered pursuant to Section 4.1(d) hereof are complete and correct and have not been amended since the date of the last date of amendment thereto indicated on such certificate of the secretary of state; and (iv) certifying as to the incumbency and specimen signature of each officer executing this Agreement and all other Related Documents to which it is a party, and including a certification by another officer as to the incumbency and signature of the secretary or assistant secretary executing the certificate;

(c) an opinion of counsel for the Borrower in form and substance reasonably satisfactory to the Administrative Agent, its counsel, and each Lender;

(d) certificates of status or good standing for the Borrower and each Subsidiary issued by the applicable Office of the Secretary of State of incorporation or organization and the respective state, if any, in which the Borrower’s or such Subsidiary’s principal place of business is located, and certified copies of the articles of incorporation for the Borrower and each Subsidiary, all issued by the Office of the Secretary of State of the state of the Borrower’s or such Subsidiary’s incorporation, as applicable, within thirty (30) days of the date hereof;

(e) certification that there are no (i) Material Liens of record on the Property of the Borrower only (and not any of its Subsidiaries) other than Permitted Liens and (ii) Material Liens of record on the Property of any Bank Subsidiary other than Permitted Liens;

(f) a duly executed Negative Pledge Agreement;

(g) a duly executed Notice of Authorized Borrowers; and

(h) a duly executed Authority to Debit Account.

4.2 Each Advance. The obligation of the Lenders to make each Advance is subject to the satisfaction, on the date of making such Advance, of the following conditions:

(a) receipt by the Administrative Agent of a Loan Request executed by the Borrower;

(b) since the date of the most recent financial statements referred to in Section 6.3, no event or condition shall have occurred and be continuing that constitutes a Material Adverse Effect;

(c) all of the representations, warranties and acknowledgments of the Borrower contained in this Agreement and the Related Documents shall be true and accurate in all Material respects as if made on such date (except for representations, warranties and acknowledgments which speak as of a particular date);

(d) there shall not exist on such date any Default and no Default shall occur as the result of the making or incurring of such Obligation;

(e) the aggregate principal amount of all Revolving Loans outstanding together with the amount of any Advance requested shall not exceed the Aggregate Commitment;

(f) each of the Loan Documents shall remain in full force and effect; and

(g) the Borrower shall not be in default of any agreement of any type with any Lender.

Each Loan Request with respect to a Revolving Loan shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(b), (c), and (d) have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1 Organization, Qualification and Subsidiaries. The Borrower is lawfully existing and in good standing as a Texas corporation and as a registered bank holding company. The Borrower and each Subsidiary are lawfully existing and in good standing under the laws of their respective jurisdiction of incorporation or organization, and are duly qualified, in good standing and authorized to do business in each jurisdiction where failure to do so might have a Material adverse impact on the consolidated assets, condition or prospects of such Subsidiary or the Borrower. The Borrower has the corporate power and authority and all necessary licenses, permits and franchises to borrow hereunder, and the Borrower and each Subsidiary has the corporate power and authority and all necessary licenses, permits and franchises to own its assets and conduct its business as presently conducted. All of the issued and outstanding capital stock of the Borrower and each of its Subsidiaries has been validly issued and is fully paid and non-assessable. Except as set forth on Schedule 5.1 attached hereto, as of the date hereof, the Borrower has no Subsidiaries and the Borrower does not own, directly or indirectly, any outstanding shares of any class of capital stock of any other Person.

5.2 Financial Statements. The Borrower’s (a) year-end audited financial statements for December 31, 2014, audited by McGladrey LLP, and (b) quarter-end unaudited financial statements for the three-month period ended March 31, 2015, were prepared in accordance with GAAP consistently applied throughout the applicable period, excepting any change in accounting methodology and/or business combination reporting resulting from the adoption of new accounting guidance, and present fairly in all Material respects the financial condition of the Borrower and its consolidated Subsidiaries as of such dates and the results of its operations and cash flows for the periods then ended. The balance sheets and footnotes thereto show all known Material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the respective dates thereof in accordance with GAAP. There has been no Material Adverse Effect since the date of the latest of such statements. The Fiscal Year of the Borrower and each Subsidiary begins on January 1.

5.3 Authorization. The making, execution, delivery and performance of this Agreement and the Related Documents by the Borrower have each been duly authorized by all necessary corporate action. The valid execution, delivery and performance of this Agreement, the Related Documents and the transactions contemplated hereby and thereby, are not and will not be subject to any approval, consent or authorization of any Governmental Authority. This Agreement and the Related Documents are the valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except to the extent enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect which affect creditors’ rights generally; (b) legal and equitable limitations on the availability of injunctive relief, specific performance, and other equitable remedies, and (c) general principles of equity and applicable laws or court decisions limiting the enforceability of particular provisions.

5.4 Absence of Conflicting Obligations. The making, execution, delivery and performance of this Agreement and the Related Documents, and compliance with their respective terms, do not violate or constitute a default, breach or violation under any Requirements of Law or any covenant, indenture, deed, lease, contract, agreement, mortgage, deed of trust, note or instrument to which the Borrower or any of its Subsidiaries is a party or by which it is bound.

5.5 Taxes. The Borrower and each Subsidiary have filed all federal, state, foreign and local Tax returns which were required to be filed, except those returns for which the due date has been validly extended. The Borrower and each Subsidiary have paid or made provisions for the payment of all Taxes, assessments, fees and other governmental charges owed, and no Material Tax deficiencies have been assessed, or to the Borrower’s knowledge after due inquiry, proposed or threatened against the Borrower or its Subsidiaries. The federal income Tax liability of the Borrower and its Subsidiaries has been paid for all taxable years up to and including the taxable year ended December 31, 2014, and there is no pending or, to the Borrower’s knowledge, threatened Material Tax controversy or dispute as of the date hereof.

5.6 Absence of Litigation. There is no pending or, to the knowledge of the Borrower, threatened litigation or administrative proceeding at law or in equity which would, if adversely determined, result in a Material Adverse Effect, and, to the best of the Borrower’s knowledge after due inquiry, there are no presently existing facts or circumstances likely to give rise to any such litigation or administrative proceeding.

5.7 Accuracy of Information. All information, certificates or statements given or made by or on behalf of the Borrower to the Administrative Agent or any Lender in writing in connection with or pursuant to this Agreement and the Related Documents were accurate, true and complete in all Material respects when given, continue to be accurate, true and complete in all Material respects as of the date hereof (except for information, certificates or statements which speak as of a specific date), and do not contain any untrue statement or omission of a Material fact necessary to make the statements herein or therein not misleading. There is no fact known to the Borrower on the date of execution and delivery of this Agreement which is not set forth in this Agreement, the Related Documents or other documents, certificates or statements furnished to the Administrative Agent or any Lender by or on behalf of the Borrower in connection with the transactions contemplated hereby and which will, or which in the future may (so far as the Borrower can reasonably foresee), cause a Material Adverse Effect.

5.8 Ownership of Property. The Borrower and each of its Subsidiaries has good and marketable title to all of its Material Property, including the Property reflected in the Borrower’s consolidated balance sheets most recently delivered to or received by the Administrative Agent. There are no Material Liens of any nature on any of the Property of the Borrower and its Subsidiaries except Permitted Liens. All Property useful or necessary in the Borrower’s and its Subsidiaries’ business, whether leased or owned, is in adequate condition and, to the best of the Borrower’s knowledge after due inquiry, conforms in all Material respects to all applicable Requirements of Law. The Borrower and each Subsidiary owns (or is licensed to use) and possesses all such patents, trademarks, trade names, service marks, copyrights and rights with respect to the foregoing as are reasonably necessary for the conduct of the businesses of the Borrower and such Subsidiaries as now conducted and proposed to be conducted without, individually or in the aggregate, any infringement upon rights of other Persons.

5.9 Federal Reserve Regulations. The Borrower and its Subsidiaries will not, directly or indirectly use any proceeds of the Obligations to: (a) purchase or carry any “margin stock” within the meaning of Regulation U; (b) extend credit to other Persons for any such purpose or refund Indebtedness originally incurred for any such purpose, except in compliance with all Requirements of Law; or (c) otherwise take or permit any action which would involve a violation of Section 8 of the Securities Exchange Act of 1934, as amended, or any regulation of the Board of Governors of the Federal Reserve System.

5.10 ERISA. The Borrower and each of its Subsidiaries and anyone under common control with the Borrower under Section 4001(b) of ERISA is in compliance in all Material respects with the applicable provisions of ERISA and, except where any such occurrence would not cause a Material Adverse Effect: (a) no “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Code has occurred; (b) no “reportable event” as defined in Section 4043 of ERISA has occurred; (c) no “accumulated funding deficiency” as defined in Section 302 of ERISA (whether or not waived) has occurred; (d) there are no unfunded vested liabilities of any Employee Plan administered by the Borrower or its Subsidiaries; and (e) the Borrower and its Subsidiaries or the plan sponsor have timely filed all returns and reports required to be filed for each Employee Plan.

5.11 Places of Business. As of the date hereof, the principal place of business and chief executive office of the Borrower is located at the address specified in Section 14.1 for the Borrower, and the corporate books and records of the Borrower are located and hereafter shall continue to be located at the Borrower’s principal place of business and chief executive office.

5.12 Other Names. Except as provided on Schedule 5.12 hereto, the business conducted by the Borrower (and not of its Subsidiaries) has not been conducted under any other corporate, trade or fictitious name during the last five years, and following the date hereof the Borrower will not conduct its business under any other corporate, trade or fictitious name unless the Borrower shall have delivered at least thirty (30) days’ prior written notice to the Administrative Agent of such name change.

5.13 Not an Investment Company. The Borrower is not (a) an “investment company” or a company “controlled by an investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) a “holding company” or a “subsidiary” of a “holding company” or an “affiliate of a “holding company” within the meaning of the Public Utility Holding Company Act of 2005.

5.14 No Defaults. Neither the Borrower nor any Subsidiary is in default under or in violation of (a) any Requirements of Law, (b) any covenant, indenture, deed, lease, agreement, mortgage, deed of trust, note or other instrument to which the Borrower or any Subsidiary is a party or by which the Borrower or any Subsidiary is bound, or to which any of its Property is subject, or (c) any Indebtedness; or if any default or violation under Sections 5.14(a), (b) or (c) exists, the failure to cure such default or violation would not result in a Material Adverse Effect.

5.15 Environmental Laws. The business of the Borrower and each of its Subsidiaries has been operated in all Material respects in compliance with all Environmental Laws and neither the Borrower nor any Subsidiary is subject to any known Environmental Liability relating to the conduct of its business or the ownership of its Property and no facts or circumstances are known by the Borrower, after due inquiry, to exist which could give rise to such Environmental Liabilities, except for such Environmental Liabilities that in the aggregate would not cause a Material Adverse Effect. No notice has been served on the Borrower or any Subsidiary claiming any violation of Environmental Laws, asserting Environmental Liability or demanding payment or contribution for Environmental Liability or violation of Environmental Laws which would cause a Material Adverse Effect.

5.16 Labor Matters. There are no labor disputes between the Borrower or any Subsidiary, and any of its employees which individually or in the aggregate, if resolved in a manner adverse to the Borrower or a Subsidiary, would result in a Material Adverse Effect.

5.17 Restricted Payments. Other than declared dividends and distributions consistent with the Borrower’s past practices or as otherwise permitted under this Agreement, the Borrower has not, since the date of the most recent financial statements referred to in Section 6.3 and as of the date hereof, made any Restricted Payments.

5.18 Solvency. The Borrower is not “insolvent,” nor will the Borrower’s incurrence of loans, direct or contingent, to repay the Obligations render the Borrower “insolvent.” For purposes of this Section 5.18, a corporation is “insolvent” if (a) the “present fair salable value” (as defined below) of its assets is less than the amount that will be required to pay its probable liability on its existing debts and other liabilities (including contingent liabilities) as they become absolute and matured; (b) its property constitutes unreasonably small capital for it to carry out its business as now conducted and as proposed to be conducted including its capital needs; (c) it intends to, or believes that it will, incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by it and amounts to be payable on or in respect of debt of it), or the cash available to it after taking into account all of its other anticipated uses of the cash is anticipated to be insufficient to pay all such amounts on or in respect of its debt when such amounts are required to be paid; or (d) it believes that final judgments against it in actions for money damages will be rendered at a time when, or in an amount such that, it will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered), or the cash available to it after taking into account all other anticipated uses of its cash, is anticipated to be insufficient to pay all such judgments promptly in accordance with their terms. For purposes of this Section 5.18, the following definitions shall apply: (x) the term “debts” includes any legal liability, whether matured or unmatured, liquidated, absolute, fixed or contingent, (y) the term “present fair salable value” of assets means the amount which may be realized, within a reasonable time, either through collection or sale of such assets at their regular market value, and (z) the term “regular market value” means the amount which a capable and diligent businessman could obtain for the property in question within a reasonable time from an interested buyer who is willing to purchase under ordinary conditions.

5.19 Bank Holding Company. The Borrower has complied in all Material respects with all federal, state and local laws pertaining to bank holding companies, including the Bank Holding Company Act of 1956 (12 U.S.C. § 1841(a)(2)(A) et seq.) and Chapter 202 of the Texas Finance Code, and there are no unsatisfied conditions precedent to its engaging in the business of being a registered bank holding company.

5.20 FDIC Insurance. The deposits held by each Bank Subsidiary of the Borrower are insured by the FDIC to the maximum extent permitted by applicable federal law and no event, act or omission has occurred which would adversely affect the status of any Bank Subsidiary as an FDIC-insured bank.

5.21 Investigations. Neither the Borrower nor any Bank Subsidiary is (a) to the Borrower’s knowledge, under investigation by any Regulatory Authority or any other Governmental Authority which would cause a Material Adverse Effect, or (b) is operating under any Material formal or informal restrictions or understandings imposed by, or agreed to in connection with, any Regulatory Authority or any other Governmental Authority.

5.22 Anti-Corruption Laws; OFAC; Anti-Terrorism Laws.

(a) The Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all Material respects. None of the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees is a Sanctioned Person. No Revolving Loan, use of the proceeds of any Revolving Loan or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions.

(b) Neither the making of the Revolving Loans hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. The Borrower and its Subsidiaries are in compliance in all material respects with the PATRIOT Act.

ARTICLE VI

COVENANTS

The Borrower covenants and agrees, that, from and after the date of this Agreement and until the Termination Date and until the entire amount of all Obligations are paid in full, it shall and, with the exception of Sections 6.8 and 6.9, shall cause each Subsidiary to:

6.1 Corporate Existence; Compliance With Laws; Maintenance of Business; Taxes. (a)(i) With respect to the Borrower, maintain its corporate existence, (ii) with respect to each Subsidiary, maintain its corporate existence except in the case of a merger or consolidation with another Subsidiary, or where the failure to maintain such corporate existence could not be reasonably expected to have a Material Adverse Effect, and (iii) with respect to the Borrower and each Subsidiary, except where the failure to do so could not be expected to have a Material Adverse Effect, maintain its licenses, permits, rights and franchises; (b) comply in all Material respects with all Requirements of Law, including, without limitation, Anti-Corruption Laws and applicable Sanctions; (c) conduct its business substantially as now conducted and proposed to be conducted; and (d) pay before the same become delinquent and before penalties accrue thereon, all Taxes, assessments and other government charges against it and its Property, and all other liabilities except to the extent and so long as the same are being contested in good faith by appropriate proceedings, with adequate reserves having been provided, and except where the failure to do so would not be expected to have a Material Adverse Effect.

6.2 Maintenance of Property; Insurance.

(a) Keep all Property Material to its business, useful and necessary in its business, whether leased or owned, in adequate condition.

(b) Maintain with good, reputable and financially sound insurance underwriters insurance of such nature and in such amounts as is customarily maintained by companies engaged in the same or similar business and such other insurance as may be required by law or as may be reasonably required in writing by the Required Lenders. Upon the Administrative Agents’s request, the Borrower shall furnish to the Administrative Agent and the Lenders copies of all such insurance policies or a certificate evidencing that the Borrower has complied with the requirements of this paragraph on the date hereof and on each renewal date of such policies.

6.3 Financial Statements; Notices. Maintain an adequate system of accounting in accordance with sound accounting practice, and furnish to the Administrative Agent and the Lenders such information respecting the business, assets and financial condition of the Borrower and its Subsidiaries as the Administrative Agent or any Lender may reasonably request and, without request, furnish to the Administrative Agent and the Lenders:

(a) as soon as available, and in any event within forty five (45) days after the end of each Fiscal Quarter (other than any Fiscal Quarter that completes a Fiscal Year), financial statements including the balance sheet for the Borrower and its Subsidiaries as of the end of each such Fiscal Quarter and statements of income, changes in shareholders’ equity and cash flows of the Borrower and its Subsidiaries for each such Fiscal Quarter and for that part of the Fiscal Year ending with such Fiscal Quarter, setting forth in each case, in comparative form, figures for the corresponding periods in the preceding Fiscal Year certified as true, correct and complete, subject to review and normal year-end adjustments, by the chief financial officer of the Borrower. The Administrative Agent and the Lenders agree that posting to EDGAR of the Form 10-Q for the Borrower for each Fiscal Quarter will meet all financial statement delivery requirements of this Section 6.3(a);

(b) as soon as available, and in any event within seventy-five (75) days after the close of each Fiscal Year, a copy of the detailed annual audit report for such year and accompanying financial statements for the Borrower and its Subsidiaries as of the end of such year, containing balance sheets and statements of income, changes in shareholders’ equity and cash flows for such year and for the previous Fiscal Year, as audited by independent certified public accountants of recognized standing selected by the Borrower and satisfactory to the Required Lenders, which report shall be accompanied by (i) the unqualified opinion of such accountants to the effect that the statements present fairly, in all Material respects, the financial position of the Borrower as of the end of such year and the results of its operations and its cash flows for the year then ended in conformity with GAAP; and (ii) a certificate of such accountants stating that their audit disclosed no Default or that their audit disclosed a Default and specifying the same and the action taken or proposed to be taken with respect thereto. The Administrative Agent and the Lenders agree that the posting to EDGAR of the FORM 10-K for the Borrower for each Fiscal Year will meet all financial statement delivery requirements of this Section 6.3(b);

(c) as soon as available, and in any event within sixty (60) days after the end of each Fiscal Quarter (other than any Fiscal Quarter that completes a Fiscal Year) and sixty (60) days after the end of each Fiscal Year, copies of the Borrower’s quarterly Parent Borrower Only Financial Statements for Large Bank Holding Companies – FR Y-9LP and Consolidated Financial Statements for Bank Holding Companies – FR Y-9C prepared by the Borrower in compliance with the requirements of each applicable Regulatory Authority, all prepared in accordance with the requirements imposed by the applicable Regulatory Authorities. The Administrative Agent and the Lenders agree that the posting to the applicable Regulatory Authority’s website of the Parent Borrower Only Financial Statements for Large Bank Holding Companies – FR Y-9LP and Consolidated Financial Statements for Bank Holding Companies – FR Y-9C for the Borrower will meet all report delivery requirements of this Section 6.3(c);

(d) as soon as available, and in any event within forty five (45) days after the end of each Fiscal Quarter (excluding any Fiscal Quarter that completes a Fiscal Year) and forty five (45) days after the end of each Fiscal Year, the certificate of the president or chief financial officer of the Borrower substantially in the form of Exhibit E attached hereto, among other things: (i) showing the calculations of the financial covenants contained herein; (ii) stating that a review of the activities of the Borrower during such period has been made under his supervision to determine whether the Borrower has observed, performed and fulfilled each and every covenant and condition in this Agreement and the Related Documents; and (iii) stating that no Default has occurred (or if such Default has occurred, describing such Default in reasonable detail and specifying the period of existence thereof and the steps, if any, being undertaken to correct the same);

(e) as soon as available, and in any event within five (5) Business Days of filing, a copy of each other filing and report made by the Borrower with or to any securities exchange or the Securities and Exchange Commission, and of each communication from the Borrower to its equity holders generally. The Administrative Agent and the Lenders agree that the posting to EDGAR of any such communication will meet all filing and report delivery requirements of this Section 6.3(e);

(f) as soon as available, and in any event within forty (45) days after the end of each Fiscal Quarter, the complete Call Report and/or Thrift Financial Report, as applicable, prepared by Borrower and/or each Bank Subsidiary at the end of such Fiscal Quarter in compliance with the requirements of each applicable Regulatory Authority, all prepared in accordance with the requirements imposed by the applicable Regulatory Authorities. The Administrative Agent and the Lenders agree that the posting to the applicable Regulatory

Authority’s website of the Call Report and/or Thrift Financial Report, as applicable, for the Borrower and each Bank Subsidiary will meet all report delivery requirements of this Section 6.3(f);

(g) as soon as available, and in any event within five (5) days, but without duplication of any other requirements set forth in this Section 6.3, a copy of all periodic reports which are required by law to be furnished to any Regulatory Authority having jurisdiction over the Borrower or any Bank Subsidiary (including Federal Reserve Bank reports, but excluding any report which applicable law or regulation prohibits the Borrower or a Bank Subsidiary from furnishing to the Administrative Agent or the Lenders). The Administrative Agent and the Lenders agree that the posting to the applicable Regulatory Authority’s website for the Borrower and each Bank Subsidiary will meet all report delivery requirements of this Section 6.3(g); and

(h) promptly upon learning of the occurrence of any of the following, written notice thereof, describing the same in reasonable detail and the steps being taken with respect thereto: (i) the occurrence of any Default or Event of Default; (ii) the institution of, or any Materially adverse determination or development in, any Material litigation, arbitration proceeding or governmental proceeding; (iii) the occurrence of a “reportable event” under, or the institution of steps by the Borrower or any Subsidiary to withdraw from, or the institution of any steps to terminate, any Employee Plan as to which the Borrower or any Subsidiary may have liability; (iv) the commencement of any dispute which could reasonably be expected to lead to the modification, transfer, revocation, suspension or termination of this Agreement or any Related Document; (v) any event which would have a Material Adverse Effect; (vi) any change in the Chief Executive Officer or Executive Vice President of the Borrower or any change in the Chief Executive Officer of any Bank Subsidiary; or (vii) the determination by the Borrower to prepay or redeem any Subordinated Indebtedness upon the occurrence of a Special Event.

All financial statements referred to herein shall be complete and correct in all Material respects and shall be prepared in reasonable detail and on a consolidated and consolidating basis in accordance with GAAP (including financial statements for the Consolidated Bank Subsidiaries on a consolidated basis), applied consistently throughout all accounting periods, excepting any change in accounting methodology and/or business combination reporting resulting from the adoption of new accounting guidance.

6.4 Inspection of Property and Records. At any reasonable time following reasonable notice, as often as may be reasonably desired and, from and after the occurrence of and during the continuance of an Event of Default, at the Borrower’s expense, permit representatives of the Administrative Agent and the Lenders to visit the Borrower’s and its Subsidiaries’ Property, to examine the Borrower’s and its Subsidiaries books and records and to discuss the Borrower’s and its Subsidiaries’ affairs, finances and accounts with its respective officers and independent certified public accountants (who shall be instructed by the Borrower to comply with reasonable requests of the Lender or its agents for access to the work papers of such accountants) and the Borrower shall facilitate such inspection and examination; provided, however, that if no Default or Event of Default has occurred, no more than two such examinations shall occur per year.

6.5 Use of Proceeds. Use the entire proceeds of the Obligations only for general corporate purposes of the Borrower and its Subsidiaries, including, without limitation, funding operating expenses, dividends that are not prohibited under Section 7.4 hereof, and interest on Indebtedness of the Borrower and its Subsidiaries.

6.6 Comply With, Pay and Discharge All Notes, Mortgages, Deeds of Trust and Leases. Comply with, pay and discharge all existing notes, mortgages, deeds of trust, leases, indentures and any other contractual arrangements to which the Borrower or any Subsidiary is a party (including all Indebtedness) in accordance with the respective terms of such instruments so as to prevent any default thereunder, except where the failure to do so would not be expected to have a Material Adverse Effect.

6.7 Environmental Compliance.

(a) Maintain at all times all Material permits, licenses and other authorizations required under Environmental Laws, and comply in all Material respects with all terms and conditions of the required permits, licenses and authorizations and all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws.

(b) Notify the Administrative Agent and the Lenders promptly upon obtaining knowledge that (i) any Property previously or presently owned or operated by the Borrower or any Subsidiary is the subject of a Material environmental investigation by any Governmental Authority having jurisdiction over the enforcement of Environmental Laws, (ii) the Borrower or any of its Subsidiaries has been or may be named as a responsible party subject to a Material Environmental Liability, or (iii) the Borrower obtains knowledge of any Hazardous Substance located on any Property of the Borrower that might lead to a Material Environmental Liability.

(c) At any time following the Borrower’s notification to the Administrative Agent and the Lenders pursuant to Section 6.7(b) hereof or the Administrative Agent and the Lenders otherwise becoming aware of any of the items described in Section 6.7(b) hereof, following notice from the Administrative Agent, and as often as may be reasonably desired, permit the Administrative Agent and the Lenders or an independent consultant selected by the Required Lenders to conduct an environmental investigation satisfactory to the Required Lenders for the purpose of determining whether the Borrower, each Subsidiary and their respective Properties comply with Environmental Laws and whether there exists any condition or circumstance which may require a cleanup, removal or other remedial action by the Borrower or a Subsidiary with respect to any Hazardous Substance. The Borrower and its Subsidiaries shall facilitate such environmental audit. The Administrative Agent shall provide the Borrower, at the Borrower’s request, with all reports and findings but the Borrower may not rely on such environmental investigation for any purpose. Reasonable costs for any environmental investigation of Property by the Administrative Agent and the Lenders shall be at the Borrower’s expense where conducted (i) under this Section 6.7(c), (ii) upon the occurrence of an event described in Section 6.7(b), or (iii) at any time the Property is the subject of an environmental investigation by a Governmental Authority having jurisdiction over the enforcement of Environmental Laws.

Notwithstanding the foregoing, nothing contained in this Agreement, or in the Related Documents, or in the enforcement of this Agreement or the Related Documents, shall constitute or be construed as granting or providing the right, power or capacity to the Administrative Agent or any Lender to exercise (y) decision making control of the Borrower’s or any Subsidiary’s compliance with any Environmental Law, or (z) day to day decision making of the Borrower or any Subsidiary with respect to (i) compliance with Environmental Laws or (ii) all or substantially all of the operational aspects of the Borrower or any Subsidiary.

6.8 Fees and Costs.

(a) Pay the Administrative Agent for the account of the Lenders on the first Business Day of each of January, April, July and October, commencing with October 1, 2015, in arrears, the accrued and unpaid commitment fee for the Revolving Loan Commitment, which commitment fee shall accrue at a rate per annum equal to the Commitment Fee Percentage of the difference between (i) the Revolving Loan Commitment and (ii) the Average Daily Principal Balance during the most recently ended Fiscal Quarter (or portion of such Fiscal Quarter). The commitment fee shall be computed daily based on the actual number of days elapsed in a year of 360 days. All unpaid commitment fees shall be due and payable on the Termination Date. The Administrative Agent may debit to any account of the Borrower at which it makes Advances available to the Borrower all commitment fees when due, without prior notice to or consent of the Borrower.

(b) Pay immediately upon receipt of an invoice from the Administrative Agent or any Lender the fees and expenses to be reimbursed to such Person pursuant to Section 6.4, including travel expenses incurred by representatives of such Person.

(c) Pay immediately upon receipt of an invoice from the Administrative Agent or any Lender all fees and expenses to be reimbursed to such Person pursuant to this Agreement, the Related Documents and the Obligations, and any amendments thereof and supplements thereto, including the reasonable fees of counsel to the Administrative Agent in connection with the preparation and negotiation of this Agreement, the Related Documents and all amendments thereto, and any waivers of the terms and provisions thereof and the consummation of the transactions contemplated herein.

(d) Pay immediately upon receipt of an invoice from the Administrative Agent or any Lender all fees and expenses (including attorneys’ fees) incurred by such Person in seeking advice under this Agreement and the Related Documents with respect to protection or enforcement (including collection and disposition of Collateral, if any) of such Person’s rights and remedies under this Agreement and the Related Documents and with respect to the Obligations (including collection thereof) and all costs and expenses which may be incurred by such Person as a consequence of a Default as provided in Section 9.1(c) and all reasonable fees and expenses incurred by such Person in connection with any bankruptcy, receivership, conservatorship or other debtor relief proceeding or any federal or state liquidation, rehabilitation or supervisory proceeding involving the Borrower or any of its Subsidiaries.

6.9 Financial Covenants.

(a) Loan Loss Reserves to Non-Performing Loans Ratio. With respect to the Consolidated Bank Subsidiaries, maintain as at the end of each Fiscal Quarter a ratio of Loan Loss Reserves to Non-Performing Loans of not less than 80%.

(b) Maximum Texas Ratio. With respect to the Consolidated Bank Subsidiaries, maintain as at the end of each Fiscal Quarter a Texas Ratio of not more than 15%.

(c) Total Risk-Based Capital Ratio of Consolidated Bank Subsidiaries. With respect to the Consolidated Bank Subsidiaries, maintain as at the end of each Fiscal Quarter a Total Risk-Based Capital Ratio equal to or greater than 10.75%.

(d) Minimum Return on Average Assets. With respect to the Consolidated Bank Subsidiaries, maintain as at the end of any Fiscal Quarter a Return on Average Assets of at least equal to 0.90%.

(e) Minimum Liquid Assets. With respect to the Borrower, maintain at all times Liquid Assets of at least equal to $5,000,000.

(f) Total Risk-Based Capital Ratio of Borrower and Consolidated Subsidiaries. With respect to the Borrower and its consolidated Subsidiaries, on a consolidated basis, maintain as at the end of each Fiscal Quarter a Total Risk-Based Capital Ratio equal to or greater than 11.00%.

(g) Well-Capitalized Status. With respect to each Bank Subsidiary, maintain at all times such capital as may be necessary to cause such Bank Subsidiary to be classified as a “well capitalized” institution in accordance with all laws and regulations (as such laws and regulations may be amended, supplemented or otherwise modified from time to time) of the FDIC and each other Regulatory Authority that has supervisory authority over such Subsidiary.

(h) Compliance with Regulatory Requirements. At all times remain in Material compliance with all regulatory rules and requirements of or imposed by the FDIC and all other Regulatory Authorities which are applicable to or govern the Borrower or any of its Subsidiaries.

6.10 Revolving Loans Resting Period. For a period of not less than thirty (30) consecutive days during each twelve (12) month period from July 1 through June 30 of any calendar year, pay so much of the aggregate outstanding principal amount of Revolving Loans as is necessary to reduce the aggregate outstanding amount of Revolving Loans to an amount equal to $0.00 at all times during such thirty (30) day consecutive period.

6.11 OFAC, PATRIOT Act, Anti-Corruption Laws Compliance. The Borrower shall, and shall cause each Subsidiary to, (i) refrain from doing business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC, and (ii) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act. The Borrower will not request any Revolving Loan, and the Borrower will not use, and the Borrower will ensure that its Subsidiaries and its or their respective directors, officers, employees and agents will not use, the proceeds of any Revolving Loan (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) in any manner that would result in the violation of any applicable Sanctions.

ARTICLE VII

NEGATIVE COVENANTS

The Borrower covenants and agrees that, from and after the date of this Agreement and until the Termination Date and until all Obligations are paid in full, the Borrower and each Subsidiary shall not directly or indirectly without the prior written consent of the Lenders required under Section 9.3 hereof:

7.1 Change of Control; Consolidation, Merger, Acquisitions, Etc. (a) Enter into a Change of Control transaction; or (b) purchase of otherwise acquire all or substantially all of the assets or stock of a Person (which Person would, upon the consummation of such transaction, become a Bank Subsidiary), unless, at the time such purchase or other acquisition is announced, the Borrower provides the Administrative Agent and the Lenders with a pro forma compliance certificate that includes a certification that such purchase or other acquisition will not cause an Event of Default (assuming for the purposes of the pro forma calculation of the financial covenants set forth in Section 6.9 hereof that the effective date of such purchase or other acquisition were the end of a Fiscal Quarter or Fiscal Year, as applicable).

7.2 Holding Company Indebtedness. With respect to the Borrower only (and not any of its Subsidiaries) issue, create, incur, assume or otherwise become liable with respect to (or agree to issue, create, incur, assume or otherwise become liable with respect to), or permit to remain outstanding, any Holding Company Indebtedness, except: (a) the Obligations; (b) Holding Company Indebtedness disclosed on the Borrower’s quarterly Parent Borrower Only Financial Statements for Large Bank Holding Companies – FR Y-9LP dated March 31,2014, and (c) Subordinated Indebtedness.

7.3 Liens; Negative Pledges. With respect to (a) the Borrower only (and not any of its Subsidiaries), create or permit to be created or allow to exist any Lien upon or interest in any Property of the Borrower, and (b) any Bank Subsidiary only, create or permit to be created or allow to exist any Lien upon or interest in any Property of such Bank Subsidiary except Permitted Liens. The Borrower further agrees that it shall not, without the prior written consent of the Administrative Agent and the Lenders, enter into, become a party to or become subject to any negative pledge agreement relating to any of its assets with any third party except as set forth in the Related Documents.

7.4 Dividend; Distributions. Make any Restricted Payments; provided, however, that, so long as no Default has occurred and is continuing, or will occur as a result of any such payment (with the calculation of the covenants set forth in Section 6.9 being made on a pro forma basis as at the date of such payment), the Borrower may pay dividends and distributions to its shareholders as permitted by applicable governmental laws and regulations, including dividends with respect to SBLF Preferred Stock.

7.5 Loans; Investments. Make or commit to make advances, loans, extensions of credit or capital contributions to, or purchases of any stock, bonds, notes, debentures or other securities of, or make any other investment in, any Person except, advances in the ordinary course of business to Subsidiaries consistent with past practices, or for purposes of acquiring, merging, consolidating Subsidiaries, or as otherwise permitted by applicable governmental laws and regulations, or as otherwise permitted by this Article VII.

7.6 Compliance with ERISA. (a) Terminate any Employee Plan so as to result in any Material liability to PBGC; (b) engage in any “prohibited transaction” (as defined in Section 4975 of the Code) involving any Employee Plan which would result in a Material liability for an excise tax or civil penalty in connection therewith; or (c) incur or suffer to exist any Material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, involving any condition, which presents a risk of incurring a Material liability to PBGC by reason of termination of any such Employee Plan.

7.7 Affiliates. Permit any transaction with any Affiliate of the Borrower or a Subsidiary that violates Section 23A or 23B of the Federal Reserve Act, as amended, or enter into any transaction (including the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate of the Borrower or a Subsidiary, except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

7.8 Prepayment or Redemption of Subordinated Indebtedness. Prepay or redeem, or permit any prepayment or redemption of, any Subordinated Indebtedness, except upon the occurrence of a Special Event, provided that (a) immediately after giving effect to any such prepayment or redemption the Borrower shall be in compliance with Section 6.9 hereof, determined on a pro forma basis as at the date of such prepayment or redemption (except in the case of Section 6.9(d) which shall be determined as at the end of the immediately preceding Fiscal Quarter), which compliance shall be demonstrated by delivery by the Borrower to the Administrative Agent and the Lenders of a duly completed certificate of the president or chief financial officer of the Borrower in the form of Exhibit E attached hereto, and (b) both immediately before and after giving effect to any such prepayment or redemption no Default or Event of Default shall have occurred and be continuing.

ARTICLE VIII

DEFAULTS

8.1 Events of Default Defined. The occurrence of any one or more of the following events shall constitute an Event of Default (each, an “Event of Default”):

(a) the Borrower shall fail to pay (i) principal of any Revolving Loan (including, without limitation, the Revolving Credit Notes and the payments required by Section 2.2) when and as the same shall become due and payable, or (ii) interest on any Revolving Loan (including, without limitation, the Revolving Credit Notes and the payments required by Section 2.2), within five (5) days after the same shall become due and payable, or (iii) fees or other obligations in respect of the Obligations (including, without limitation, payments required by Sections 3.6 and 6.8) within ten (10) days after the same shall become due and payable, in either case whether upon demand, at maturity, by acceleration or otherwise;

(b) the Borrower or any of its Subsidiaries shall fail to observe or perform any of the covenants, agreements or conditions contained in Section 6.3(h) or Section 6.8;

(c) the Borrower or any of its Subsidiaries shall fail to observe or perform any of the covenants, agreements or conditions contained in this Agreement or the Related Documents (other than any such failure that results in an Event of Default as expressly provided in any other paragraph of this Section 8.1) and such failure shall continue for 15 Business Days after Borrower’s receipt of written notice of such failure by the Administrative Agent;

(d) (i) the Borrower or any of its Subsidiaries shall default (as principal or guarantor or otherwise) in the payment of any Indebtedness (other than the Obligations) aggregating $100,000 or more; (ii) the maturity of any such Indebtedness shall, in whole or in part, have been accelerated, or any such Indebtedness shall, in whole or in part, have been required to be prepaid prior to the stated maturity thereof, in accordance with the provisions of any contract evidencing, providing for the creation of, or concerning such Indebtedness; or (iii) (A) any event shall have occurred and be continuing that permits (or, with the passage of time or the giving of notice or both, would permit) any holder or holders of such Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person so to accelerate such maturity or require any such prepayment and (B) if the contract evidencing, providing for the creation of, or concerning such Indebtedness provides for a cure period for such event, such event shall not be cured prior to the end of such cure period or such shorter period of time as the Required Lenders may specify;

(e) A default shall be continuing under any contract, arrangement, or agreement (other than a contract relating to Indebtedness to which clause (d) of this Section is applicable) binding upon the Borrower or any Subsidiary, except a default that, together with all other such defaults, has not had and will not have a Materially Adverse Effect on the Borrower and the Subsidiaries taken as a whole.

(f) any representation or warranty made by the Borrower herein or in any of the Related Documents or in any certificate, document or financial statement delivered to the Administrative Agent or the Lenders shall prove to have been incorrect in any Material adverse respect as of the time when made or given;

(g) a final judgment (or judgments) for the payment of amounts aggregating in excess of $100,000 shall be entered and final against the Borrower or any of its Subsidiaries, and such judgment (or judgments) shall remain outstanding and unsatisfied, unbonded or unstayed after thirty (30) days from the date of entry thereof;

(h) the Borrower or any of its Subsidiaries shall (i) become insolvent or take or fail to take any action which constitutes an admission of inability to pay its debts as they mature; (ii) make an assignment for the benefit of creditors; (iii) petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for the Borrower or such Subsidiary or a substantial part of its respective assets; (vi) suffer a rehabilitation proceeding, custodianship, receivership, conservatorship or trusteeship to continue undischarged for a period of sixty (60) days or more; (iv) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (v) by any act or omission indicate its consent to, approval of or acquiescence in any rehabilitation proceeding or any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver, conservator or any trustee for it or any substantial part of any of its properties; or (vi) adopt a plan of liquidation of its assets;

(i) any Person shall: (i) petition or apply to any tribunal for the appointment of a custodian, receiver, conservator or any trustee for the Borrower or any Subsidiary or a substantial part of its respective assets which continues undischarged for a period of sixty (60) days or more; (ii) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, rehabilitation, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, in which an order for relief is entered or which remains undismissed for a period of sixty (60) days or more;

(j) any Governmental Authority or any geotechnical engineer or environmental consultant hired by the Borrower, the Required Lenders or any Governmental Authority shall determine that the potential uninsured or unrecoverable liability of the Borrower or a Subsidiary for damages caused by the discharge of any Hazardous Substance, including liability for real property damage or remedial action related thereto or liability for personal injury claims, exceeds $1,000,000 and the Borrower is unable to provide for such liability in a manner reasonably acceptable in good faith to the Required Lenders;

(k) (i) the FDIC, the Federal Reserve Board, the OCC, or any other Regulatory Authority shall (A) issue any formal or informal Material notice, order or directive involving activities deemed unsafe or unsound by the Borrower or any of its Subsidiaries, (B) issue a memorandum of understanding, capital maintenance agreement, cease and desist order, prompt corrective action order, or other directive (including a capital raise directive) involving the Borrower or any of its Subsidiaries, (C) cause the suspension or removal of the Chief Executive Officer or any Executive Vice President of the Borrower or the Chief Executive Officer of any of the Subsidiaries, or (D) otherwise restrict the ability of any Subsidiary to pay dividends to the Borrower without prior regulatory approval, or (ii) the FDIC shall terminate its insurance coverage with respect to the Bank Subsidiaries; or

(l) this Agreement or any of the Related Documents shall at any time cease to be in full force and effect, or the Borrower shall so assert or shall attempt to revoke or terminate this Agreement or any Related Document.

ARTICLE IX

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

9.1 Acceleration; Remedies.

(a) If any Event of Default described in Section 8.1(h) or 8.1(i) occurs with respect to the Borrower, the obligations of the Lenders to make Revolving Loans hereunder shall automatically terminate and the Obligations under this Agreement and the Related Documents shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Event of Default occurs, the Administrative Agent may, and at the request of the Required Lenders shall, terminate or suspend the obligations of the Lenders to make Revolving Loans hereunder or declare the Obligations under this Agreement and the Related Documents to be due and payable, or both, whereupon the Obligations under this Agreement and the Related Documents shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

(b) If, within thirty (30) days after acceleration of the maturity of the Obligations under this Agreement and the Related Documents or termination of the obligations of the Lenders to make Revolving Loans hereunder as a result of any Event of Default (other than any Event of Default as described in Section 8.1(h) or 8.1(i) with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due under this Agreement and the Related Documents shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

(c) Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise all rights and remedies under the Loan Documents and enforce all other rights and remedies under applicable law.

9.2 Application of Funds. After the exercise of remedies provided for in Section 9.1 (or after the Obligations under this Agreement and the Related Documents have automatically become immediately due and payable as set forth in the first sentence of Section 9.1(a)), any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a) First, to payment of fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

(b) second, to payment of fees, indemnities and other amounts (other than principal, interest, and commitment fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders as required by Section 10.6 and amounts payable under Article III);

(c) third, to payment of accrued and unpaid commitment fees and interest on the Revolving Loans, ratably among the Lenders in proportion to the respective amounts described in this Section 9.2(c) payable to them;

(d) fourth, to payment of all Obligations ratably among the Lenders; and

(e) last, the balance, if any, to the Borrower or as otherwise required by law.

9.3 Amendments. Subject to the provisions of this Section 9.3, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to this Agreement or changing in any manner the rights of the Lenders or the Borrower hereunder or thereunder or waiving any Default or Event of Default hereunder; provided, however, that no such supplemental agreement shall:

(a) without the consent of each Lender directly affected thereby, extend the final maturity of any Revolving Loan to a date after the Termination Date or postpone any regularly scheduled payment of principal of any Revolving Loan or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon or increase the amount of the Commitment of such Lender hereunder.

(b) without the consent of all of the Lenders, reduce the percentage specified in the definition of Required Lenders.

(c) without the consent of all of the Lenders, amend this Section 9.3.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. The Administrative Agent may waive payment of the fee required under Section 13.3(c) without obtaining the consent of any other party to this Agreement. Notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the Related Documents to cure any ambiguity, omission, mistake, defect or inconsistency of a technical or immaterial nature, as determined in good faith by the Administrative Agent.

9.4 Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of an Advance notwithstanding the existence of an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Advance shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.3, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

ARTICLE X

GENERAL PROVISIONS

10.1 Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Advances herein contemplated.

10.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

10.3 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

10.4 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent, and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent, and the Lenders relating to the subject matter thereof other than those contained in the Fee Letter which shall survive and remain in full force and effect during the term of this Agreement.

10.5 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 10.6, 10.10 and 11.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

10.6 Expenses; Indemnification.

(a) The Borrower shall reimburse the Administrative Agent and the Arranger upon demand for all reasonable out-of-pocket expenses paid or incurred by the Administrative Agent or the Arranger, including, without limitation, filing and recording costs and fees, costs of any environmental review, and consultants’ fees, travel expenses and reasonable fees, charges and disbursements of outside counsel to the Administrative Agent and the Arranger and/or the allocated costs of in-house counsel incurred from time to time, in connection with the due diligence, preparation, administration, negotiation, execution, delivery, syndication, distribution (including, without limitation, via DebtX and any other internet service selected by the

Administrative Agent), review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the Arranger, and the Lenders for any costs, internal charges and out-of-pocket expenses, including, without limitation, filing and recording costs and fees, costs of any environmental review, and consultants’ fees, travel expenses and reasonable fees, charges and disbursements of outside counsel to the Administrative Agent, the Arranger, and the Lenders and/or the allocated costs of in-house counsel incurred from time to time, paid or incurred by the Administrative Agent, the Arranger, or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrower under this Section 10.6(a) include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence. The Borrower acknowledges that from time to time U.S. Bank may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Borrower’s assets for internal use by U.S. Bank from information furnished to it by or on behalf of the Borrower, after U.S. Bank has exercised its rights of inspection pursuant to this Agreement.

(b) The Borrower hereby further agrees to indemnify and hold harmless the Administrative Agent, the Arranger, each Lender, their respective affiliates, and each of their directors, officers and employees, agents and advisors against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements and settlement costs (including, without limitation, all expenses of litigation or preparation therefor) whether or not the Administrative Agent, the Arranger, any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the Related Documents, the transactions contemplated hereby, any actual or alleged presence or release of Hazardous Substances on or from any Property owned or operated by Borrower or any of its Subsidiaries, any environmental liability related in any way to Borrower or any of its Subsidiaries, or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any of its Subsidiaries, or the direct or indirect application or proposed application of the proceeds of any Advance hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 10.6 shall survive the termination of this Agreement.

10.7 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

10.8 Accounting and Financial Determinations.

(a) To the extent applicable and except as otherwise specified in this Agreement, where the character or amount of any asset or liability or item of income or expense is required to be determined, or any accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall be made on a consolidated basis so as to include Borrower and each Subsidiary of the Borrower in each such calculation and shall be made in accordance with GAAP; provided, however, that if any change in GAAP from those applied in the preparation of the financial statements referred to in Section 6.3 is occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the Securities and Exchange Commission (or its boards or committees or successors thereto or agencies with similar functions), the initial announcement of which change is made after the date hereof, results in a change in the method of calculation of financial covenants, standards or terms found in Section 6, the parties hereto agree to enter into good faith negotiations in order to amend such provisions so as to reflect such changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such changes as if such changes had not been made; and provided, further, that until such time as the parties hereto agree upon such amendments, such financial covenants, standards and terms shall be construed and calculated as though no change had taken place.

(b) All regulatory determinations and calculations made in connection with the determination of the status of the Borrower and any Bank Subsidiary as well-capitalized under Section 6.9 hereof, shall be made in accordance with the laws, rules, regulations and interpretations thereof by the Governmental Authority charged with interpretations thereof, as in effect on the date of such determination or calculation, as the case may be.

(c) When used herein, the term “financial statement” shall include balance sheets, statements of earnings, statements of stockholders’ equity, statements of cash flows and the notes and schedules thereto, and each reference herein to a balance sheet or other financial statement of the Borrower shall be to a statement prepared on a consolidated basis, unless otherwise specified.

10.9 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

10.10 Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. None of the Administrative Agent, the Arranger, and any Lender shall have any fiduciary responsibilities to the Borrower. None of the Administrative Agent, the Arranger, and any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that none of the Administrative Agent, the Arranger, and any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. None of the Administrative Agent, the Arranger, and any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the

Loan Documents or the transactions contemplated thereby. It is agreed that the Arranger shall, in its capacity as such, have no duties or responsibilities under the Agreement or any Related Document. Each Lender acknowledges that it has not relied and will not rely on the Arranger in deciding to enter into the Agreement or any Related Document or in taking or not taking any action.

10.11 Confidentiality. The Administrative Agent and each Lender agrees to hold any confidential information which it may receive from the Borrower in connection with this Agreement in confidence, except for disclosure (i) to its Affiliates and to the Administrative Agent and any other Lender and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to the Administrative Agent or such Lender provided such parties have been notified of the confidential nature of such information, (iii) as provided in Section 13.3(e), (iv) to regulatory officials, (v) to any Person as requested pursuant to or as required by law, regulation, or legal process, (vi) to any Person in connection with any legal proceeding to which it is a party, (vii) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties provided such parties have been notified of the confidential nature of such information, (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder, (ix) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any Related Document or the enforcement of rights hereunder or thereunder, and (x) to the extent such information (1) becomes publicly available other than as a result of a breach of this Section 10.11 or (2) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower. Without limiting Section 10.4, the Borrower agrees that the terms of this Section 10.11 shall set forth the entire agreement between the Borrower and the Administrative Agent and each Lender with respect to any confidential information previously or hereafter received by the Administrative Agent or such Lender in connection with this Agreement, and this Section 10.11 shall supersede any and all prior confidentiality agreements entered into by the Administrative Agent or any Lender with respect to such confidential information.

10.12 Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Revolving Loans provided for herein.

10.13 Disclosure. The Borrower and each Lender hereby acknowledge and agree that U.S. Bank and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

10.14 USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower pursuant to Section 326 of the PATRIOT Act:

Each Lender that is subject to the requirements of the PATRIOT Act hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act.

ARTICLE XI

THE ADMINISTRATIVE AGENT

11.1 Appointment; Nature of Relationship. U.S. Bank National Association is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each Related Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the Related Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article XI. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any Related Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the Related Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, and (ii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the Related Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

11.2 Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

11.3 General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any Related Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

11.4 No Responsibility for Revolving Loans, Recitals, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Event of Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any Collateral; or (g) the financial condition of the Borrower or any Subsidiary of the Borrower.

11.5 Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any Related Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any Related Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any Related Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

11.6 Employment of Administrative Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any Related Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any Related Document.

11.7 Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Revolving Credit Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent. For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.

11.8 Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Pro Rata Shares (disregarding, for the avoidance of doubt, the exclusion of Defaulting Lenders therein) (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.4(d) shall, notwithstanding the provisions of this Section 11.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 11.8 shall survive payment of the Obligations and termination of this Agreement.

11.9 Notice of Event of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders; provided that, except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.

11.10 Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any Related Document with respect to its Commitment and its Revolving Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any Related Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

11.11 Lender Credit Decision, Legal Representation.

(a) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the Related Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the Related Documents. Except for any notice, report, document or other information expressly required to be furnished to the Lenders by the Administrative Agent or Arranger hereunder, neither the Administrative Agent nor the Arranger shall have any duty or responsibility (either initially or on a continuing basis) to provide any Lender with any notice, report, document, credit information or other information concerning the affairs, financial condition or business of the Borrower or any of its Affiliates that may come into the possession of the Administrative Agent or Arranger (whether or not in their respective capacity as Administrative Agent or Arranger) or any of their Affiliates.

(b) Each Lender further acknowledges that it has had the opportunity to be represented by legal counsel in connection with its execution of this Agreement and the Related Documents, that it has made its own evaluation of all applicable laws and regulations relating to the transactions contemplated hereby, and that the counsel to the Administrative Agent represents only the Administrative Agent and not the Lenders in connection with this Agreement and the transactions contemplated hereby.

11.12 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, thirty (30) days after the retiring Administrative Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within fifteen (15) days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the effectiveness of the resignation of the Administrative Agent, the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Administrative Agent, the provisions of this Article XI shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the Related Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 11.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

11.13 Delegation to Affiliates. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles X and XI.

11.14 Negative Pledge Agreement. The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrower on their behalf the Negative Pledge Agreement.

11.15 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any Related Document), the Borrower acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the Related Documents; (b) (i) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (ii) no Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the Related Documents; and (c) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

ARTICLE XII

SETOFF; RATABLE PAYMENTS

12.1 Setoff. The Borrower hereby grants each Lender a security interest in all deposits, credits and deposit accounts (including all account balances, whether provisional or final and whether or not collected or available) of the Borrower with such Lender or any Affiliate of such Lender (the “Deposits”) to secure the Obligations. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Event of Default occurs, Borrower authorizes each Lender to offset and apply all such Deposits toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to such Lender or the Lenders; provided, that in the event that any Defaulting Lender shall exercise such right of setoff, (y) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (z) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

12.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its outstanding Revolving Loans (other than payments received pursuant to Section 3.1, 3.2 or 3.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the outstanding Revolving Loans held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the aggregate outstanding Revolving Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral or other protection ratably in proportion to their respective Pro Rata Shares of the aggregate outstanding Revolving Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XIII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

13.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns permitted hereby, except that (a) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (b) any assignment by any Lender must be made in compliance with Section 13.3, and (c) any transfer by participation must be made in compliance with Section 13.2. Any attempted assignment or transfer by any party not made in compliance with this Section 13.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with the terms of this Agreement. The parties to this Agreement acknowledge that clause (b) of this Section 13.1 relates only to absolute assignments and this Section 13.1 does not prohibit assignments creating security interests, including, without limitation, (y) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Revolving Credit Note to a Federal Reserve Bank or (z) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Revolving Credit Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 13.3. The Administrative Agent may treat the Person which made any Revolving Loan or which holds any Revolving Credit Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 13.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Revolving Loan or which holds any Revolving Credit Note to direct payments relating to such Revolving Loan or Revolving Credit Note to another Person. Any assignee of the rights to any Revolving Loan or any Revolving Credit Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Revolving Loan (whether or not a Revolving Credit Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Revolving Loan.

13.2 Participations.

(a) Permitted Participants; Effect. Any Lender may at any time sell to one or more entities (“Participants”) participating interests in any Revolving Loans owing to such Lender, any Revolving Credit Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Revolving Loans and Commitment and the holder of any Revolving Credit Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

(b) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents provided that each such Lender may agree in its participation agreement with its Participant that such Lender will not vote to approve any amendment, modification or waiver with respect to any Revolving Loan or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 9.3 or of any Related Document.

(c) Benefit of Certain Provisions. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 12.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 12.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.2 as if each Participant were a Lender. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4, 10.6 and 10.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.2 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) a Participant shall not be entitled to receive any greater payment under Section 3.4 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account (A) except to the extent such entitlement to receive a greater payment results from a change in treaty, law or regulation (or any change in the interpretation or administration thereof by any Governmental Authority) that occurs after the Participant acquired the applicable participation and (B), in the case of any Participant that would be a Non-U.S. Lender if it were a Lender, such Participant agrees to comply with the provisions of Section 3.4 to the same extent as if it were a Lender (it being understood that the documentation required under Section 3.4(f) shall be delivered to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in any Revolving Loans, any Revolving Credit Note, any Commitment or any other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Loans, any Revolving Credit Note, any Commitment or any other obligations under the Loan Documents) to any Person except to the extent that such disclosure is necessary to establish that such Revolving Loans, any Revolving Credit Note, any Commitment or any other obligations under the Loan Documents is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

13.3 Assignments.

(a) Permitted Assignments. Any Lender may at any time assign to one or more Eligible Assignees (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit D or in such other form reasonably acceptable to the Administrative Agent as may be agreed to by the parties thereto. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and the Revolving Loans of the assigning Lender or (unless each of the Borrower and the Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or Revolving Loans (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.

(b) Consents. The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrower shall not be required if an Event of Default has occurred and is continuing; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the

Administrative Agent within five (5) Business Days after having received notice thereof. The consent of the Administrative Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund. Any consent required under this Section 13.3(b) shall not be unreasonably withheld or delayed.

(c) Effect; Assignment Effective Date. Upon (i) delivery to the Administrative Agent of an assignment, together with any consents required by Sections 13.3(a) and 13.3(b), and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Revolving Loans under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any Related Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Revolving Loans assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Administrative Agent. In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the Related Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3(c), the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Revolving Loans be evidenced by Revolving Credit Notes, make appropriate arrangements so that new Revolving Credit Notes or, as appropriate, replacement Revolving Credit Notes are issued to such transferor Lender and new Revolving Credit Notes or, as appropriate, replacement Revolving Credit Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

(d) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States of America, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Revolving Loans owing to, each Lender, pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and each Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession; provided that each Transferee and prospective Transferee agrees to be bound by Section 10.11 of this Agreement.

ARTICLE XIV

NOTICES

14.1 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to the Borrower, to it at Independent Bank Group, Inc., 1600 Redbud Blvd. – Ste. #400, McKinney, TX 75069, Attention: Torry Bernsten, President & Chief Operating Officer, Michelle Hickox, Executive Vice President & Chief Financial Officer, Facsimile: (972) 562-5496;

(ii) if to the Administrative Agent, to it at U.S. Bank National Association, 1420 Fifth Ave., Seattle Tower, 9th Floor, Seattle, WA 98101, Attention: Maria “Cel” Gatdula, Telephone: 206-344-5399, Toll Free: 877-653-3117, Facsimile: 206-587-7023, Email: maria.gatdula@usbank.com; and

(iii) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto given in the manner set forth in this Section 14.1.

ARTICLE XV

COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION

15.1 Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent, and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

15.2 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.

ARTICLE XVI

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

16.1 CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

16.2 CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

16.3 WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written

INDEPENDENT BANK GROUP, INC.

By:	/s/ Torry Bernsten
Name:	Torry Bernsten
Title:	President

U.S. BANK NATIONAL ASSOCIATION as a Lender and as Administrative Agent

By:	/s/ Greg Hargis
Name:	Greg Hargis
Title:	Vice President

Signature Page to

Credit Agreement among Independent Bank Group, Inc.,

the Lenders, and U.S. Bank National Association as Administrative Agent

FROST BANK, as Lender

By:	/s/ Justin D. Steinbach
Name:	Justin D. Steinbach
Title:	Senior Vice President

Signature Page to

Credit Agreement among Independent Bank Group, Inc.,

the Lenders, and U.S. Bank National Association as Administrative Agent

SCHEDULE 1

Commitments

Lender:	Commitment:			Total Commitment:
U.S. BANK NATIONAL ASSOCIATION		$35,000,000			$35,000,000
FROST BANK		$15,000,000			$15,000,000
[ ]	$	[	]	$	[	]
[ ]	$	[	]	$	[	]
[ ]	$	[	]	$	[	]
[ ]	$	[	]	$	[	]
[ ]	$	[	]	$	[	]
[ ]	$	[	]	$	[	]

TOTAL COMMITMENTS		$50,000,000			$50,000,000

SCHEDULE 5.1

Subsidiaries

IBG Subsidiaries:

1. Independent Bank

2. IBG Adriatica Holdings, Inc.

SCHEDULE 5.12

Other Names

None